UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NORTHEAST UTILITIES

(Name of Registrant as Specified In Its Charter)

NORTHEAST UTILITIES

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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2007 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Trustees and the management of the Company, it is my pleasure to invite you to attend the 2007 Annual Meeting of Shareholders of Northeast Utilities on Tuesday, May 8, 2007, at 10:30 a.m., at the offices of our affiliate, Northeast Utilities Service Company, at 1985 Blue Hills Avenue Ext., Windsor, Connecticut (directions are on the reverse side).

Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, our meeting agenda will include a discussion of the operations of the Northeast Utilities system companies and an opportunity for questions that are of general interest to shareholders.

Whether or not you plan to attend the meeting, it is important that your shares be represented at the meeting in accordance with your wishes. To ensure that, please either vote your shares through the Internet, by telephone or by completing, dating, signing and returning your proxy in the enclosed envelope as soon as possible.

In addition, in accordance with the resolutions adopted by our shareholders at our 2005 Annual Meeting, you may elect to receive future distributions of proxy documents and annual reports electronically. To take advantage of this cost-saving service, please see page 6 of the attached Proxy Statement for further information.

On behalf of your Board of Trustees, I thank you for your continued support of Northeast Utilities.

Very truly yours,

CHARLES W. SHIVERY

Chairman of the Board, President and

Chief Executive Officer

March 20, 2007

Directions to

NORTHEAST UTILITIES SERVICE COMPANY

1985 Blue Hills Avenue Ext.

Windsor, Connecticut 06095

General Directions

From East

Take Interstate I-84 West to I-91 North. Proceed North on I-91 to SR-75 (Poquonock Avenue), Exit #38. Turn Right on SR-75 and proceed for approximately .6 miles. Turn Right onto Ramp toward Day Hill Road. Road name changes to Day Hill Road; proceed for approximately 3.6 miles. Turn Right onto SR-187 (Blue Hills Avenue Extension). Proceed for .5 miles. Turn Left onto Waterside Crossing. Arrive at 1985 Blue Hills Avenue Extension, Windsor.

From North

Take Interstate 91 South to SR-75 (Poquonock Avenue), Exit #38. Turn Right on SR-75 and proceed for approximately .6 miles. Turn Right onto Ramp toward Day Hill Road. Road name changes to Day Hill Road; proceed for approximately 3.6 miles. Turn Right onto SR-187 (Blue Hills Avenue Extension). Proceed for .5 miles. Turn Left onto Waterside Crossing. Arrive at 1985 Blue Hills Avenue Extension, Windsor.

From West

Take Interstate 84 East to I-91 North. Proceed North on I-91 to SR-75 (Poquonock Avenue), Exit #38 Turn Right on SR-75 and proceed for approximately .6 miles. Turn Right onto Ramp toward Day Hill Road. Road name changes to Day Hill Road; proceed for approximately 3.6 miles. Turn Right onto SR-187 (Blue Hills Avenue Extension). Proceed for .5 miles. Turn Left onto Waterside Crossing. Arrive at 1985 Blue Hills Avenue Extension, Windsor.

From South

Take Interstate 91 North to SR-75 (Poquonock Avenue), Exit #38. Turn Right on SR-75 and proceed for approximately .6 miles. Turn Right onto Ramp toward Day Hill Road. Road name changes to Day Hill Road; proceed for approximately 3.6 miles. Turn Right onto SR-187 (Blue Hills Avenue Extension). Proceed for .5 miles. Turn Left onto Waterside Crossing. Arrive at 1985 Blue Hills Avenue Extension, Windsor.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 8, 2007

To the Shareholders of Northeast Utilities:

Notice is hereby given that the Annual Meeting of Shareholders of Northeast Utilities (NU or the Company) will be held on Tuesday, May 8, 2007, at 10:30 a.m., at the offices of Northeast Utilities Service Company, 1985 Blue Hills Avenue Ext., Windsor, Connecticut, for the following purposes:

1.	To elect eleven Trustees, the names of whom are set forth in the accompanying Proxy Statement, for the ensuing year;

2.	To ratify the selection of Deloitte & Touche LLP as independent auditors for 2007;

3.	To approve the adoption of the Northeast Utilities Incentive Plan, as amended and restated (Amended Incentive Plan); and

4.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 9, 2007 are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote. Whether or not you plan to attend the meeting, please ensure your shares are represented by voting either through the Internet, by telephone or by signing, dating and returning the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. Your proxy may be revoked at any time before the vote is taken by delivering to the Secretary a revocation, a proxy bearing a later date (including by means of telephone or Internet vote) or by voting in person at the meeting.

By order of the Board of Trustees,

KERRY J. KUHLMAN

Vice President and Secretary

107 Selden Street

Berlin, Connecticut

06037

Mailing Address:

Post Office Box 270

Hartford, Connecticut 06141-0270

March 20, 2007

IMPORTANT

Shareholders can help avoid the necessity and expense of follow-up letters to ensure that a quorum is present at the Annual Meeting by voting through the Internet or by telephone, or by promptly returning the enclosed proxy. The enclosed envelope requires no postage, if mailed in the United States.

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Trustees of Northeast Utilities for use at the Annual Meeting of Shareholders to be held on May 8, 2007 at 10:30 a.m., and at any adjournment thereof, at the offices of Northeast Utilities Service Company, 1985 Blue Hills Avenue Ext., Windsor, Connecticut.

Please read this proxy statement and vote your shares through the Internet, by telephone or by completing, dating, signing and returning the enclosed form of proxy. Your proxy may be revoked at any time before it is voted by filing a revocation with the Secretary of Northeast Utilities, and may be changed by a duly executed proxy card bearing a later date (including by means of telephone or Internet vote) or by voting in person at the meeting. Properly executed proxies not revoked or superseded by a subsequent proxy or ballot will be voted according to their terms. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposal, the proxy will be voted FOR the election of each Trustee nominee, FOR the ratification of the appointment of our independent auditors and FOR the adoption of the Amended Incentive Plan, as set forth in proposals 1, 2 and 3.

Only holders of common shares of record at the close of business on March 9, 2007 (the record date) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. On the record date, there were 175,600,808 common shares outstanding. Each such share is entitled to one vote on each matter to be voted on at the Annual Meeting of Shareholders.

The principal office of Northeast Utilities is located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105. The general offices of Northeast Utilities and its subsidiaries are located at 107 Selden Street, Berlin, Connecticut (mailing address: Post Office Box 270, Hartford, Connecticut 06141-0270). This proxy statement and the accompanying proxy card and annual report are being mailed to shareholders commencing March 26, 2007.

NORTHEAST UTILITIES

PROXY STATEMENT

FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

Questions and Answers about the Annual Meeting and Voting

Q:	WHAT AM I VOTING ON?

A:	You are being asked by the Board of Trustees of Northeast Utilities to vote on three proposals. The first proposal is the election of eleven members to our Board of Trustees, ten of whom were elected to our Board at our 2006 Annual Meeting of Shareholders held on May 9, 2006, and are currently serving on our Board. In addition, Mr. Kenneth R. Leibler, a nominee who has not been previously elected a Trustee by shareholders, was so elected by the Board of Trustees effective November 1, 2006 to fill a vacancy. For more information on each nominee, please turn to “Election of Trustees” beginning on page 7.

You also are being asked to ratify the selection of Deloitte & Touche LLP as Northeast Utilities’ independent auditors for 2007. For more information on this appointment, please turn to “Ratification of the Selection of Auditors” beginning on page 67.

Lastly, you are being asked to approve the adoption by the Board of Trustees of the Amended Incentive Plan with a common share reserve of 4,500,000. The material provisions of the Amended Incentive Plan are discussed beginning on page 70 and the Plan is attached to this proxy statement as Appendix A.

Q:	WHAT ARE THE MATERIAL AMENDMENTS TO THE EXISTING NORTHEAST UTILITIES INCENTIVE PLAN THAT ARE BEING PROPOSED?

A:	The material changes to the existing Northeast Utilities Incentive Plan include the following:

•	An extension of the Northeast Utilities Incentive Plan through May 7, 2017;

•

Elimination of “evergreen” feature: The prior plan allowed the number of shares available for equity grants each year to equal one percent of outstanding Northeast Utilities common shares as of the preceding December 31. As amended, the plan will limit total shares available over the ten-year plan term to 4,500,000 shares. No more than 400,000 additional shares will be granted from the prior plan share pool from January 1, 2007 through the 2007 Annual Meeting. Upon adoption of the Amended Incentive Plan, all remaining shares under the prior plan will be cancelled, and all future grants will come from the new 4,500,000 share pool;

•	No option repricing: The Amended Incentive Plan will not permit options to be repriced without shareholder approval;

•

Minimum vesting rules: The Amended Incentive Plan provides for minimum vesting of three years for restricted shares and restricted share units (RSUs) and one year for options, except as determined by the Compensation Committee of the Board of Trustees (Compensation Committee or Committee) for non-employee Trustees, new hires, death, disability, retirement or change of control.

Q.	IS THERE ANY ADDITIONAL NEW INFORMATION IN THIS PROXY STATEMENT?

A:	Yes. In August 2006, the Securities and Exchange Commission (SEC) adopted new rules requiring comprehensive changes to proxy disclosures relating to executive and director compensation, security ownership and corporate governance matters, among other matters. As a result, this proxy statement contains a more detailed discussion than in past years in a number of areas.

Q:	WHAT ARE SOME EXAMPLES OF THE CHANGES CALLED FOR BY THE NEW SEC RULES?

A:	The SEC adopted a new requirement for a Compensation Discussion and Analysis section, which addresses in detail the design of and principles for the compensation for each of our named executive officers. The new rules also require detailed tables covering Trustee compensation, pre- and post-termination compensation and share ownership. All of these changes are designed to provide you with a clearer and more complete view of our corporate governance and compensation practices.

Q:	WHO IS ENTITLED TO VOTE?

A:	Each of the holders of record of outstanding common shares of Northeast Utilities at the close of business on the record date, March 9, 2007, is entitled to one vote for each common share that they own. As of the record date, 175,600,808 common shares were issued and outstanding. Each common share is entitled to one vote on each matter to be voted on at the Annual Meeting.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote through the Internet by going to the website listed on your proxy card and following the simple instructions you see on your screen.

•	You can vote by telephone by calling the telephone number included on your proxy card on a touchtone telephone and following the simple recorded instructions.

•

You can vote by mail by signing and dating your proxy card, and mailing it in the enclosed prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted for the named nominees for election as Trustees, for the ratification of the appointment of Deloitte & Touche LLP as our independent accountants for the year ending December 31, 2007 and for the adoption of the Amended Incentive Plan.

•

You can vote in person at the Annual Meeting by delivering your completed proxy card in person at the Annual Meeting or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a proxy form from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important, and we encourage you to vote promptly.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the proxy card is legally and properly brought before the Annual Meeting by a shareholder, the individuals designated as proxies will vote on the matter in accordance with their judgment of what is in the best interest of Northeast Utilities.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	The presence in person or by proxy at the Annual Meeting of the holders of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required for a quorum in order to hold the meeting.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR TRUSTEE?

A:	The affirmative vote of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required to elect a Trustee.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF DELOITTE & TOUCHE LLP AS NORTHEAST UTILITIES’ INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2007?

A:	The affirmative vote of a majority of those votes cast at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as Northeast Utilities’ independent accountants for the year ending December 31, 2007.

Q:	HOW MANY VOTES ARE NEEDED TO ADOPT THE AMENDED INCENTIVE PLAN?

A:	The affirmative vote of a majority of those votes cast at the Annual Meeting is required to approve the adoption of the Amended Incentive Plan.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of The Bank of New York, our Registrar and Transfer Agent, will count the votes.

Q:	HOW ARE VOTES COUNTED?

A:	In determining whether we have a quorum, we count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. However, abstentions and broker non-votes, as well as votes withheld, are not considered votes cast and will not be counted for or against a matter or nominee. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposal, the proxy will be voted FOR the election of each Trustee nominee, FOR the ratification of the appointment of our independent registered public accountants and FOR the adoption of the Amended Incentive Plan.

Q:	WHAT ARE BROKER NON-VOTES?

A:

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the Annual Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange (NYSE). On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.” Approval of the Amended Incentive Plan is deemed non-routine by the NYSE, while the election of Trustees and ratification of auditors are considered “routine.”

Q:	WHAT SHARES ARE COVERED BY MY PROXY CARD?

A:	You should have been provided a paper or electronic proxy card for each account in which you own Northeast Utilities common shares either:

•	directly in your name as the shareholder of record; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:	It means that you have multiple accounts in which you own common shares of Northeast Utilities. Please vote all proxy cards you receive to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is The Bank of New York. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by contacting them at their Investors Relations Department, P.O. Box 11258, Church Street Station, New York, NY 10286-1258, Tel. (800) 999-7269 or on the Internet at www.stockbny.com.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

•	delivering a revocation to the Secretary;

•	signing another proxy with a later date; or

•	voting again at the meeting.

Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS DUE?

A:	You may submit proposals for consideration at the 2008 Annual Meeting, including Trustee nominations, in accordance with the following:

•

To include a proposal in our proxy statement for the 2008 Annual Meeting of Shareholders, proposals by shareholders must be received no later than November 26, 2007, and must satisfy the conditions established by the Securities and Exchange Commission. Written notice of proposals of shareholders to be considered at the 2008 Annual Meeting without inclusion in next year’s proxy materials must be received on or before February 11, 2008 in order to be considered timely for purposes of Rule 14a-4 under the Securities Exchange Act of 1934. If a notice is received after February 11, 2008, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the proxy statement. Proposals should be addressed to O. Kay Comendul, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270.

Q:	WHO PAYS THE COST OF SOLICITING THE PROXIES REQUESTED?

A:	The cost of soliciting proxies on behalf of the Board of Trustees will be borne by Northeast Utilities. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, electronic mail, by Trustees, officers or employees of Northeast Utilities or Northeast Utilities Service Company for no additional compensation, by employees of The Bank of New York, our Transfer Agent and Registrar, or by an independent company, Morrow & Co., Inc., which has been retained to assist in the solicitation of proxies for a fee of $12,000 plus reimbursement for expenses. Arrangements will be made to reimburse brokerage firms, nominees, custodians and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial owners of common shares held as of March 9, 2007.

Q:	HOW CAN I OBTAIN ELECTRONIC ACCESS TO THE PROXY MATERIALS, INSTEAD OF RECEIVING MAILED COPIES?

A:	This proxy statement and our 2006 Annual Report are available on our website at www.nu.com at the Investors section under Financial/SEC Reports. You can also elect to receive future proxy statements and annual reports via electronic access instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save us the cost of producing and mailing these documents by logging into the following web site, www.proxyconsent.com/nu, and following the instructions. It will be helpful to have your NU shareholder account number on hand when you go on line. Beneficial or “street name” shareholders who wish to enroll in electronic access service should contact their stockbrokers.

If you choose to receive future proxy statements and annual reports electronically, each year we will timely notify you when these documents become available. Your choice to receive these documents electronically will remain in effect until you instruct us otherwise. You do not have to elect Internet access each year.

Q:	WHERE CAN I GET A COPY OF THE NORTHEAST UTILITIES ANNUAL REPORT?

A:	If you were a shareholder of record on March 9, 2007 you should have received a copy of our Annual Report for Shareholders for the year ended December 31, 2006 either with this Proxy Statement or prior to its receipt. If you have not received the Annual Report for Shareholders or would like a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission, please request one, free of charge, from the Corporate Secretary’s office at the following address:

O. Kay Comendul

Assistant Secretary

Northeast Utilities

Post Office Box 270

Hartford, Connecticut 06141-0270

Our Annual Report on Form 10-K is also available on our Internet Web Site at http://www.nu.com/investors/reports/sec.asp

PROPOSAL 1

ELECTION OF TRUSTEES

Eleven Trustees will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors have been elected and have qualified. Unless you specify otherwise, the enclosed proxy will be voted to elect the nominees named on pages 7-11 below as Trustees. With the exception of Mr. Kenneth R. Leibler, each nominee has been previously elected as a Trustee by shareholders and is currently serving as a Trustee. Mr. Leibler was elected as a Trustee by the Board of Trustees effective November 1, 2006, in accordance with its rights and responsibilities under the Declaration of Trust of Northeast Utilities, to fill a vacancy between Annual Meetings of Shareholders.

If one or more of the nominees should become unavailable for election, which the Board of Trustees does not expect, the proxy may be voted for a substitute person or persons, but not more than the eleven nominees proposed. In accordance with Northeast Utilities’ Declaration of Trust, the number of Trustee positions will continue to be thirteen, as set by the shareholders in 2000, in order to afford the Board of Trustees flexibility to add Trustees with targeted expertise as appropriate between Annual Meetings of Shareholders.

Set forth on the following pages is each nominee’s name, age, date first elected as a Trustee, and a brief summary of the nominee’s business experience. An affirmative vote of a majority of the common shares outstanding as of the record date will be required to elect each nominee. Abstentions, broker non-votes and withheld votes are counted in the determination of quorum but have no effect on the vote.

The Board of Trustees recommends that shareholders vote FOR election of the nominees listed on pages 7-11

RICHARD H. BOOTH, 60

A Trustee since 2001.

Mr. Booth has been Chairman, President and Chief Executive Officer and a Director of HSB Group, Inc. and Chairman and Chief Executive Officer and a Director of Hartford Steam Boiler Inspection & Insurance Company since January 2000. He is a member of the Financial Accounting Standards Advisory Council and its Steering Committee, the American Institute of Certified Public Accountants, the Connecticut Society of CPAs, the Hartford Society of Financial Analysts, the Society of Financial Service Professionals and the Association for Investment Management & Research. Mr. Booth is a member of the Boards of St. Francis Hospital, WorldBusiness Capital, LLC, the Griffith Foundation for Insurance Education, the American Insurance Association, the MetroHartford Alliance, Inc. and the Florence Griswold Museum, and a member of the Governor’s Competitiveness Council and the Advisory Council of the Urban League of Greater Hartford. Mr. Booth received B.S. and M.S. degrees from the University of Hartford and is a Certified Public Accountant.

COTTON MATHER CLEVELAND, 54

A Trustee since 1992.

Ms. Cleveland has been President of Mather Associates, a firm specializing in leadership and organizational development for business, public and nonprofit organizations, since 1981. She is the Moderator of the Town of New London, New Hampshire and the New London/Springfield Water Precinct, and a Director of The National Grange Mutual Insurance Company and the Ledyard National Bank. Ms. Cleveland has served on the Board of the New Hampshire Center for Public Policy and as a Director of Bank of Ireland First Holdings. Ms. Cleveland has also served as Chair, Vice Chair and a member of the Board of Trustees of the University System of New Hampshire, as Co-Chair of the Governor’s Commission on New Hampshire in the 21st Century, and as an Incorporator for the New Hampshire Charitable Foundation. Ms. Cleveland received a B.S. magna cum laude from the University of New Hampshire, Whittemore School of Business and Economics.

SANFORD CLOUD, JR., 62

A Trustee since 2000.

Mr. Cloud has been Chairman and Chief Executive Officer of The Cloud Company, LLC, a real estate development and business investment firm, since 2005. Mr. Cloud is a past President and Chief Executive Officer of the National Conference for Community and Justice, a former partner at the law firm of Robinson and Cole and served for two terms as a state senator of Connecticut. A former Vice President of Corporate Public Involvement of Aetna Inc., Mr. Cloud is currently a Director of The Phoenix Companies, Inc. and Ironwood Mezzanine Fund, L.P. He is also a Director of the MetroHartford Alliance, Inc. and the University of Connecticut Health Center. Mr. Cloud received a B.A. from Howard University, a J.D. cum laude from the Howard University Law School, and an M.A. in Religious Studies from the Hartford Seminary.

JAMES F. CORDES, 66

A Trustee since 2001.

Mr. Cordes has over 30 years’ experience in the natural gas business, having served as Executive Vice President of The Coastal Corporation and President of the Natural Gas Group of The Coastal Corporation (retired 1997) and President of American Natural Resources Company. He is past chairman of the Interstate Natural Gas Association of America and has served as a Director and member of the Executive Committee of the American Gas Association. He has also served as a Director and member of the Executive Committees of both the Detroit Symphony and the Houston Symphony. Mr. Cordes is a Director of Comerica, Inc. Mr. Cordes received a B.S. from St. Louis University, an M.B.A. from Creighton University, and an M.S. in Industrial and Management Systems Engineering from the University of Nebraska.

E. GAIL DE PLANQUE, 62

A Trustee since 1995.

Dr. de Planque has been President of Strategy Matters, Inc., a consulting firm, and Director, Energy Strategist’s Consultancy, Ltd., since 1998. Dr. de Planque has over 35 years’ experience in nuclear physics and industry regulation and is a Fellow of the American Association for the Advancement of Science, Fellow and past President of the American Nuclear Society, a member of the National Academy of Engineering, and has served as a Commissioner with the United States Nuclear Regulatory Commission and as Director of the United States Department of Energy’s Environmental Measurements Laboratory. Dr. de Planque is a Director of BHP Billiton, Plc and BHP Billiton Ltd., Landauer, Inc., and the International Eye Foundation. Dr. de Planque received an A.B. cum laude in Mathematics from Immaculata University, an M.S. in Physics from the New Jersey Institute of Technology, and a Ph.D. in Environmental Health Science from New York University.

JOHN G. GRAHAM, 68

A Trustee since 2003.

From 1999 to 2006, Mr. Graham served as President and Chief Executive Officer and a Director of UMICO Holdings, Inc. and UMI Insurance Company, both of Parsippany, New Jersey. From 1999 to 2005, he served as Adjunct Professor of Law at Rutgers Law School, where he taught in the fields of the law of economic regulation, energy law and insurance law. From 1999 to 2003, Mr. Graham served as a consultant to various firms concerning utility industry strategic and restructuring issues. Mr. Graham has served as Senior Vice President and Chief Financial Officer of GPU, Inc., and Chief Financial Officer of its utility subsidiaries (1987-1999), as a Director (1982-1999) and former Chairman (1995-1998) of Nuclear Electric Insurance Limited, and as a Director and member of audit, directors and compensation committees of Viatel, Inc. (1998-2002), and as a Director and audit committee chairman of Coho Energy, Inc. (2000-2001). Mr. Graham also serves as a Trustee of the Devereux Foundation. Mr. Graham received an A.B. cum laude from Upsala College and a J.D. magna cum laude from Rutgers Law School, Newark, New Jersey.

ELIZABETH T. KENNAN, 69

Lead Trustee since 1996; A Trustee since 1980.

Dr. Kennan is the President Emeritus of Mount Holyoke College and a partner in Cambus-Kenneth Farm, a specialized horse and cattle breeder, since 2000. Dr. Kennan has served as President of Five Colleges, Incorporated, as a Trustee of Notre Dame University, and as a member of the Folger Shakespeare Library Committee and the National Committee on Library Resources, and holds honorary degrees from a number of institutions. Dr. Kennan is a Trustee of The Putnam Funds, the National Trust for Historic Preservation, Centre College and Midway College. She acted as interim Chairman of the Board of Northeast Utilities from January 1, 2004 to March 29, 2004. Dr. Kennan received an A.B. summa cum laude from Mount Holyoke College, an M.A. from Oxford University (England), and a Ph.D. from the University of Washington.

KENNETH R. LEIBLER, 58

A Trustee since 2006.

Mr. Leibler is a founding partner and the former Chairman of the Boston Options Exchange (2004—February, 2007). Mr. Leibler is also a past Chairman and Chief Executive Officer of the Boston Stock Exchange (2001-2005), and a past President of Liberty Financial Companies (1990-2000), where he also served as Chief Executive Officer (1995-2000) and Chief Operating Officer (1990-1995). He also held various positions at the American Stock Exchange, including President and Chief Operating Officer as well as Chief Financial Officer (1975-1990). Mr. Leibler is a Trustee of The Putnam Funds, and a past Vice Chairman of the Board of Directors of ISO New England, the independent operator of New England’s bulk electric transmission system. Mr. Leibler received a B.A. magna cum laude from Syracuse University.

ROBERT E. PATRICELLI, 67

A Trustee since 1993.

Mr. Patricelli has been Chairman and Chief Executive Officer of Women’s Health USA, Inc., a provider of women’s health care services, since 1997 and of Evolution Benefits, Inc., a provider of employee benefit services, since 2000. Mr. Patricelli was Chairman, President and Chief Executive Officer of Value Health, Inc. (1987-1997) and previously served as Executive Vice President of CIGNA Corporation and President of CIGNA’s Affiliated Businesses Group. Mr. Patricelli has also held various positions in the federal government, including White House Fellow, counsel to a United States Senate Subcommittee, Deputy Undersecretary of the Department of Health, Education and Welfare and Administrator of the United States Urban Mass Transportation Administration. Mr. Patricelli is a Director of CuraGen Corporation and 454 Life Sciences Corp. He is also a Director of the MetroHartford Alliance, Inc., The Bushnell and The Connecticut Center for Science and Exploration. Mr. Patricelli received a B.A. from Wesleyan University and a J.D. from Harvard Law School, and was a University of Paris Fulbright Scholar.

CHARLES W. SHIVERY, 61

A Trustee since 2004.

Mr. Shivery has been Chairman of the Board, President and Chief Executive Officer of Northeast Utilities since March 29, 2004 and Chairman and a Director of The Connecticut Light and Power Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company and Yankee Gas Services Company since January 19, 2007. Mr. Shivery assumed his current position at Northeast Utilities after serving as interim President beginning in January 2004. From June 2002 until December 2003, Mr. Shivery served as President-Competitive Group of Northeast Utilities, as President and Chief Executive Officer and a Director of NU Enterprises, Inc., and as Chairman and a Director of most of NU’s competitive subsidiaries. In 2002, Mr. Shivery retired from Constellation Energy Group, Inc. (Constellation), parent company of Baltimore Gas and Electric Company (BG&E) and other energy-related businesses, having held numerous senior management positions at Constellation. Mr. Shivery is a Director of Energy Insurance Mutual, the Connecticut Business & Industry Association, The Connecticut Center for Science and Exploration, Connecticut Children’s Medical Center, Edison Electric Institute, and the Electric Power Research Institute. Mr. Shivery received B.A. and B.S. degrees from The Johns Hopkins University and an M.B.A. from the University of Baltimore.

JOHN F. SWOPE, 68

A Trustee since 1992.

During 1999 and 2000, Mr. Swope served as President and Chief Executive Officer of Public Broadcasting Service. Mr. Swope, an attorney, served as of counsel to the law firm of Sheehan Phinney Bass + Green from 1995 to 1997, and as President of Chubb Life Insurance Company of America from 1980 to 1994, after serving in various executive capacities at Chubb Life and its predecessor companies since the early 1970’s. Mr. Swope is a Director of the New Hampshire Business Committee for the Arts and New Hampshire Public Radio and a Trustee of The Currier Museum of Art and Tabor Academy. Mr. Swope received a Bachelor’s Degree from Amherst College and a J.D. from Yale Law School.

BOARD COMMITTEES AND RESPONSIBILITIES

The Board of Trustees of Northeast Utilities has standing Audit, Compensation, Corporate Responsibility, Corporate Governance, Executive and Finance Committees. The Corporate Governance Committee performs the functions of a nominating committee. Set forth below are the committees of the Board and the members of each committee:

Audit Committee

The members of the Audit Committee, appointed by the Board of Trustees on the recommendation of the Corporate Governance Committee, are:

•	John G. Graham (Chair)

•	Richard H. Booth (Vice Chair)

•	James F. Cordes

•	E. Gail de Planque

•	Elizabeth T. Kennan

•	Kenneth R. Leibler

•	John F. Swope

The Audit Committee meets independently with the internal and independent auditors of Northeast Utilities and its subsidiaries and with management at least quarterly to review and evaluate the auditors’ activities, procedures and recommendations to assist the Board of Trustees in monitoring the integrity of the Company’s financial statements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and independent auditors, and the compliance by the Company with legal and regulatory requirements. Following each meeting, the Audit Committee reports to the full Board. The Audit Committee has the sole authority to appoint or replace the independent auditors and is directly responsible for their compensation and oversight of their work. The Audit Committee met eight times in 2006. No member of the Audit Committee is an employee of Northeast Utilities or its subsidiaries. Each member of the Audit Committee meets the financial literacy requirements of the New York Stock Exchange and Securities and Exchange Commission rules. The Board of Trustees has affirmatively determined that Messrs. Booth, Graham and Leibler are “audit committee financial experts” (as such term is described in rules of the Securities and Exchange Commission) and that each member of the Audit Committee is independent (as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange and under the rules of the Securities and Exchange Commission). A report from the Audit Committee is included in this proxy statement.

Compensation Committee

The Compensation Committee’s membership is determined by the Board of Trustees on the recommendation of the Corporate Governance Committee. It is the responsibility of the Compensation Committee to oversee the compensation and benefits applicable to all employees in the Northeast Utilities system, with overall authority to establish and interpret the executive compensation programs. The Compensation Committee is authorized to establish and review the executive compensation strategy of the Company in order to align organization strategies, goals and performance with appropriate compensation rewards to executive officers and directors. It accomplishes this by evaluating components of total compensation and assessing performance against goals, market competitive data and other appropriate factors. The Compensation Committee also has authority to make grants of share awards to executive officers and senior management. It may recommend to the Board, and to shareholders, new equity incentive plans or amendments to existing plans. The Compensation Committee has sole authority to select and retain independent experts and consultants in the field of executive compensation to advise the Committee with respect to market data, competitive information, and executive compensation trends.

The Compensation Committee: (i) jointly with the Corporate Governance Committee, reviews and approves corporate goals and individual objectives relevant to the compensation of the Chief Executive Officer (CEO), and evaluates the CEO’s performance in light of those goals and objectives; (ii) recommends to the independent Trustees the compensation level of the CEO based on such evaluation; (iii) oversees the evaluation of executive officers other than the CEO and reviews and approves their compensation levels in collaboration with the CEO; (iv) makes recommendations to the Board with respect to the adoption, amendment or termination of executive compensation and benefits plans, policies and practices; and (v) reviews and approves the compensation of the non-employee members of the Board of Trustees. The Compensation Committee met nine times during 2006, including from time to time in executive session. The Chair of the Compensation Committee reports to the full Board following each committee meeting.

Through March 2006, the Compensation Committee directly retained Steven Hall & Partners and, beginning in September 2006, Semler Brossy Consulting Group (Semler Brossy) to assist it in its duties. Neither consultant is otherwise engaged to perform work for Northeast Utilities. The consultants have been retained for a number of purposes, including: to perform an annual competitive assessment of compensation programs and practices, to build and maintain an internal work valuation tool for Compensation Committee decision-making, to construct an appropriate peer group, to provide market competitive compensation data, to recommend an appropriate mix of compensation elements, to assist the Committee in performing the CEO performance evaluation, and to update the Compensation Committee on emerging trends. Since September 2006, Semler Brossy’s representative has attended all Compensation Committee meetings.

The Compensation Committee has not delegated any other of its responsibilities to any persons, other than to certain executive officers with respect to the negotiation of certain compensation arrangements and administration of the Committee’s responsibilities. The executive officers work with the Committee and its independent compensation consultant, Semler Brossy, to propose compensation features that provide appropriate incentives to meet Company goals and reward performance. The primary role of executive officers in this regard is to identify and discuss components of the Company’s business plan that are critical to execution. Further, executive officers provide context regarding the degree of difficulty in attaining certain goals.

A report from the Compensation Committee with respect to the Compensation Discussion and Analysis portion of this proxy statement is included in this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2006, the members of the Compensation Committee were:

•	E. Gail de Planque (Chair)

•	Robert E. Patricelli (Vice Chair)

•	Richard H. Booth

•	Sanford Cloud, Jr.

•	James F. Cordes

•	Elizabeth T. Kennan

Mr. Patricelli served as Chair of the Compensation Committee through July 11, 2006, becoming Vice Chair after Dr. de Planque assumed this position effective July 12, 2006. Dr. de Planque served as Vice Chair through July 11, 2006.

No member of the Compensation Committee is, or has been, an employee of Northeast Utilities or its subsidiaries. The Board of Trustees has affirmatively determined that each member of the Compensation Committee is independent (as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange).

Corporate Responsibility Committee

The members of the Corporate Responsibility Committee are:

•	Cotton Mather Cleveland (Chair)

•	John F. Swope (Vice Chair)

•	Sanford Cloud, Jr.

•	E. Gail de Planque

•	John G. Graham

•	Elizabeth T. Kennan

The Corporate Responsibility Committee reviews the policies and practices of Northeast Utilities and its subsidiaries on public issues having broad social or community significance, the implementation of those policies and the Company’s and subsidiaries' conduct of business as responsible corporate citizens. The Committee’s responsibilities include oversight of the Company’s environmental, safety, diversity, and compliance and ethics activities, with the exception of those actions relating to financial, accounting or auditing matters, which are reviewed by the Audit Committee. Following each meeting, the Corporate Responsibility Committee reports to the full Board. The Corporate Responsibility Committee met three times in 2006. No member of the Corporate Responsibility Committee is an employee of Northeast Utilities or its subsidiaries.

Corporate Governance Committee

The members of the Corporate Governance Committee are:

•	Sanford Cloud, Jr. (Chair)

•	Elizabeth T. Kennan (Vice Chair)

•	James F. Cordes

•	E. Gail de Planque

•	Robert E. Patricelli

•	John F. Swope

Dr. Kennan served as Chair of the Corporate Governance Committee through July 11, 2006, becoming Vice Chair after Mr. Cloud assumed this position effective July 12, 2006. Mr. Cloud served as Vice Chair through July 11, 2006. The Corporate Governance Committee serves as a nominating committee, recommending criteria for new Trustees and identifying prospective Board candidates. The Corporate Governance Committee also evaluates the Board’s performance and, in conjunction with the Compensation Committee, reviews and approves corporate goals and objectives relevant to the compensation of the CEO and establishes and implements an evaluation process for the CEO. Following each meeting, the Corporate Governance Committee reports to the full Board. The Corporate Governance Committee met nine times in 2006. No member of the Corporate Governance Committee is an employee of Northeast Utilities or its subsidiaries. The Board of Trustees has affirmatively determined that each member of the Corporate Governance Committee is independent (as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange).

Executive Committee

The members of the Executive Committee are:

•	Charles W. Shivery (Chair)

•	Elizabeth T. Kennan (Vice Chair)

•	Richard H. Booth

•	Cotton Mather Cleveland

•	John G. Graham

•	Robert E. Patricelli

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations set forth in Northeast Utilities’ Declaration of Trust, during the intervals between meetings of the Board. The Executive Committee did not meet in 2006. Except for Mr. Shivery, no member of the Executive Committee is an employee of Northeast Utilities or its subsidiaries.

The Finance Committee

The members of the Finance Committee are:

•	Richard H. Booth (Chair)

•	James F. Cordes (Vice Chair)

•	Cotton Mather Cleveland

•	Sanford Cloud, Jr.

•	John G. Graham

•	Elizabeth T. Kennan

•	Kenneth R. Leibler

•	Robert E. Patricelli

The Finance Committee assists the Board in fulfilling its fiduciary responsibilities relating to financial plans, policies and programs for Northeast Utilities and its subsidiaries. Following each meeting, the Finance Committee reports to the full Board. The Finance Committee met eight times in 2006. No member of the Finance Committee is an employee of Northeast Utilities or its subsidiaries.

The Lead Trustee

Dr. Elizabeth T. Kennan was designated as the Lead Trustee for the Board of Trustees in 1996 and served throughout 2006 in that capacity. As Lead Trustee, her duties include acting as a liaison between the Board and the Chief Executive Officer of the Company, organizing the Board’s evaluation of the Chief Executive Officer, chairing non-management and (in the absence of the Chairman and the Vice Chairman, if any) executive sessions of the Board, and leading the Board in anticipating and responding to problems where management’s performance may be in question.

Committee Charters

The Board of Trustees has adopted a written charter for each of its Committees and for the Lead Trustee, and written Corporate Governance Guidelines. The charters of each of the Committees, the Lead Trustee Charter and the Corporate Governance Guidelines of Northeast Utilities are available on the Company’s web site at http://www.nu.com/investors/corporate_gov/charters.asp. Printed copies of these materials are also available to any shareholder upon written request to the Secretary of the Company at the address set forth on page 6 of this proxy statement.

SELECTION OF TRUSTEES

As set forth in its charter, it is the responsibility of the Corporate Governance Committee to identify individuals qualified to become members of the Board of Trustees and to recommend the election of the nominees at the Annual Meeting of Shareholders.

As provided in the Company’s Corporate Governance Guidelines, the Corporate Governance Committee seeks nominees with these qualifications:

Trustees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Board should represent diverse experience at policy-making levels in business, government, education, community and charitable organizations as well as areas that are relevant to the Company’s activities. The Corporate Governance Committee shall also seek diversity in gender, ethnicity and personal background when considering candidates for Board membership.

Applying these criteria, the Corporate Governance Committee considers candidates for Board membership suggested by its members, as well as by management and shareholders. The Company has also from time to time retained the services of a third party executive search firm to assist it in identifying and evaluating such individuals.

Shareholders wishing to provide information concerning potential candidates for membership on the Board of Trustees may address such information, in writing, to the Secretary of the Company at the mailing address set forth on the last page of this proxy statement. The communication must identify the writer as a shareholder of Northeast Utilities and provide sufficient detail for the Corporate Governance Committee to consider the nominee’s qualifications.

In early 2006, the Corporate Governance Committee surveyed the attributes and qualifications of the existing Board members and determined that there was need for additional Trustees with financial markets expertise and familiarity with electric industry issues. The firm of Heidrick & Struggles was retained and a number of qualified candidates were identified, several of whom were interviewed by certain members of the Corporate Governance Committee and management. In October 2006, the Corporate Governance Committee recommended the election of Kenneth R. Leibler, and he was elected Trustee on October 13, 2006, effective November 1, 2006.

COMMUNICATIONS FROM SHAREHOLDERS AND OTHER INTERESTED PARTIES

It is the policy of Northeast Utilities to provide a method for shareholders and other interested parties to communicate with the Board of Trustees, the non-management Trustees as a group, or individual Trustees, including the Lead Trustee, Dr. Elizabeth T. Kennan. In furtherance of this policy, the Board has designated the Secretary of Northeast Utilities as the contact person for such communications. Written communications from shareholders and other interested parties that are addressed to the Board, the non-management Trustees or individual Trustees, including the Lead Trustee, in care of the Secretary at the mailing address set forth on page 6 of this proxy statement, and which properly identify the sender, will be forwarded by the Secretary to the intended recipient or recipients.

THE CODE OF ETHICS AND THE STANDARDS OF BUSINESS CONDUCT

The Company has adopted a Code of Ethics for Senior Financial Officers (Chief Executive Officer, Chief Financial Officer and Controller) and a Standards of Business Conduct which is applicable to all Trustees, directors, officers, employees, contractors and agents of the Company and its subsidiaries. The Code of Ethics and the Standards of Business Conduct are both posted on the Company’s web site and are available at http://www.nu.com/investors/corporate_gov/default.asp on the Internet. Information pertaining to amendments and waivers from the Code of Ethics will be posted at this site. Printed copies of the Code of Ethics and the Standards of Business Conduct are also available to any shareholder upon written request to the Secretary of the Company at the address set forth on page 6 of this proxy statement.

TRUSTEE INDEPENDENCE

Northeast Utilities has adopted Corporate Governance Guidelines incorporating independence standards that meet those contained in the Listed Company Manual of the New York Stock Exchange. In addition, NU has adopted an additional standard under which a charitable relationship will not be considered to be a material relationship that would impair a Trustee’s independence if a Trustee serves as an officer, director or Trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization, in the aggregate, do not exceed the greater of (1) $200,000 or (2) two percent of the organization’s total annual charitable receipts or latest publicly available operating budget. The Trustee Independence Guidelines are available at the Company’s website at http://www.nu.com/investors/corporate_gov/default.asp.

The Corporate Governance Committee of the Board of Trustees conducts an annual review of the independence of the members of the Board and reports its findings to the full Board. Applying NU’s Corporate Governance Guidelines, the Corporate Governance Committee, assisted by legal counsel, and based on responses to questionnaires completed by the Trustees, reviewed and considered relationships and transactions between NU, its affiliates and subsidiaries, on the one hand, and each Trustee, entities affiliated with him or her, and/or any member of his or her immediate family, on the other hand. The Corporate Governance Committee also reviewed the Company’s charitable donations to organizations as to which Board members or their immediate family members serve as officers or directors. None of these relationships were deemed to be material to the Trustees or likely to impair the independence of any of the Trustees. Likewise, the Corporate Governance Committee also examined relationships and transactions between each Trustee and (a) senior management of the Company and (b) the Company’s independent auditors, to ascertain whether a Trustee’s independence is compromised.

As a result of this review, based on the recommendation of the Corporate Governance Committee, on February 13, 2007, the Board of Trustees affirmatively determined that all of the non-employee Trustees nominated for election at the Annual Meeting satisfied the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the current listing standards and rules of the New York Stock Exchange and Securities and Exchange Commission and under Northeast Utilities’ Corporate Governance Guidelines. These independent Trustees are Messrs. Booth, Cloud, Cordes, Graham, Leibler, Patricelli and Swope, Ms. Cleveland and Drs. de Planque and Kennan, being all non-management members of the Board. Mr. Shivery is considered an inside Trustee due to his employment as President and Chief Executive Officer of Northeast Utilities.

For each of the independent Trustees identified above, the Board found that the direct and indirect relationships between each Trustee and NU and each of their affiliates were immaterial to and did not preclude a finding of independence. In determining that each of the non-employee Trustees is independent, the Board considered the following relationships, which it determined were immaterial to the Trustees’ independence. The Board considered that the Company and its subsidiaries in the ordinary course of business have during the last three years sold products and services to, and/or purchased products and services from, companies at which some of our Trustees were directors or, in the case of Mr. Booth, executive officers, during fiscal 2006. In each case, the amount paid to or received from these companies in each of the last three years did not approach the two percent of total revenue threshold in the Corporate Governance Guidelines. The Board determined that none of the relationships it considered impaired the independence of the Trustees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its Corporate Governance Guidelines discussed above under “Trustee Independence,” the Corporate Governance Committee monitors and conducts an annual review of whether there are any actual or potential conflicts of interest. In addition, the Company’s Code of Ethics for Senior Financial Officers and its Standards of Business Conduct require Trustees, directors, officer and employees of the Company and its subsidiaries to comply on a continuing basis with restrictions on activities which may be considered conflicts of interest. Waivers and amendments to the Code of Ethics for Senior Financial Officers must be approved by the Board of Trustees, and are required to be promptly disclosed as required by law. There have been no exceptions from or changes to the Code of Ethics since its implementation. Potential conflicts of interest under the Standards of Business Conduct must be discussed with management.

MEETINGS OF THE BOARD AND ITS COMMITTEES

In 2006, the Trustees held 11 Board meetings, the non-management Trustees held four meetings, and the Board, the non-management Trustees and the Committees of the Board held a total of 50 meetings, taking into account that certain meetings were jointly held by various committees. In 2006, each Trustee attended at least 95 percent of the aggregate of the total number of meetings of the full Board and the total number of meetings of committees on which he or she serves. Dr. Kennan, as Lead Trustee, presides over meetings of the non-management Trustees. All members of the Board of Trustees attended the Annual Meeting of Shareholders held on May 9, 2006. Board members are expected to attend annual meetings, but the Company has no written policy addressing this subject.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides, as of February 28, 2007, information as to persons who are known to Northeast Utilities to beneficially own more than five percent of the common shares of Northeast Utilities. Northeast Utilities has no other class of voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Lord, Abbett & Co. 90 Hudson Street Jersey City, NJ 07302	12,884,883	(1)	8.37%

(1)	According to a Statement on Schedule 13G dated February 12, 2007, Lord, Abbett & Co. is the beneficial owner of 12,884,883 common shares of Northeast Utilities, for which it has sole dispositive power, including 12,458,083 shares for which it has sole voting power.

COMMON STOCK OWNERSHIP OF TRUSTEES AND MANAGEMENT

The following table provides information as of February 13, 2007, as to the beneficial ownership of the common shares of Northeast Utilities by each Trustee, each of the executive officers of Northeast Utilities listed on the Summary Compensation Table and all Trustees and executive officers of NU as a group. Unless otherwise noted, each Trustee, nominee and executive officer has sole voting and investment power with respect to the listed shares. It is a policy of the Company that each member of the Board of Trustees be a shareholder of the Company.

Name	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class	Restricted Share Units, Deferred Share Units and Deferred Shares(1)
Richard H. Booth	1,000	Direct		17,786
	5,000	Vested Options

	6,000	Total	<1%

Gregory B. Butler(2)	17,184	Direct	<1%	46,320

Cotton Mather Cleveland	7,732	Direct		15,850
	12,500	Vested Options

	20,232	Total	<1%

Sanford Cloud, Jr.	18,966	Direct		8,866
	7,500	Vested Options

	26,466	Total	<1%

James F. Cordes	11,148	Direct		11,208
	5,000	Vested Options

	16,148	Total	<1%

Lawrence E. De Simone(3)	2,252	Direct	<1%	12,943

E. Gail de Planque	11,474	Direct		9,461
	12,500	Vested Options

	23,974	Total	<1%

John G. Graham	1,000	Direct	<1%	18,800

Cheryl W. Grisé(4)	48,812	Direct		61,323
	171,228	Vested Options

	220,040	Total	<1%

Elizabeth T. Kennan	4,638	Direct		18,221
	9,000	Vested Options

	13,638	Total	<1%

Kenneth R. Leibler	754	Direct	<1%	3,755

David R. McHale(5)	5,834	Direct		41,082
	7,500	Vested Options

	13,334	Total	<1%

Leon J. Olivier(6)	8,260	Direct		44,546
	19,900	Vested Options

	28,160	Total	<1%

Name	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class	Restricted Share Units, Deferred Share Units and Deferred Shares(1)

Robert E. Patricelli	20,328	Direct		7,806
	12,500	Vested Options

	32,828	Total	<1%

Charles W. Shivery(7)	47,479	Direct		246,302
	29,024	Vested Options

	76,503	Total	<1%

John F. Swope	9,861	Direct		14,872
	12,500	Vested Options

	22,361	Total	<1%

All Trustees and Executive Officers as a Group (16 persons)	520,874		<1%	304,152

(1)	Deferred restricted shares, restricted share units and deferred restricted share units as to which none of the officers or non-employee Trustees have voting or dispositive power.
(2)	Includes 12,680 shares held by Mr. Butler jointly with his wife with whom he shares voting and dispositive power, and 1,945 shares as to which Mr. Butler has sole voting and no dispositive power.
(3)	Mr. De Simone retired from employment with Northeast Utilities on January 1, 2007, and as a result forfeited 19,809 RSUs on January 1, 2007.
(4)	Includes 5,746 shares as to which Mrs. Grisé has sole voting and no dispositive power, and 265 shares held by Mrs. Grisé’s husband as custodian for her children, with whom she shares voting and dispositive power.
(5)	Includes 1,130 shares as to which Mr. McHale has sole voting and no dispositive power.
(6)	Includes 1,388 shares as to which Mr. Olivier has sole voting and no dispositive power.
(7)	Includes 1,500 shares held jointly with Mr. Shivery’s wife with whom he shares voting and dispositive power, and 16,390 shares as to which Mr. Shivery has sole voting and no dispositive power.

COMPENSATION DISCUSSION AND ANALYSIS

OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

The fundamental objective of our Executive Compensation Program is to motivate executives and key employees to support our strategy of investing in and operating businesses to benefit customers, employees, and shareholders. As a public company, we are responsible to our shareholders to provide a fair return on their investment. As a holding company for several regulated utilities, we are also responsible to our franchise customers to provide products reliably, safely, with respect for the environment and our employees, and at a reasonable cost.

The Executive Compensation Program supports its fundamental objective through the following design principles:

•

Attract and retain key executives by providing total compensation competitive with that of other executives employed by companies of similar size and complexity. The program benchmarks peer companies to ensure that compensation opportunities are competitive and capable of attracting and retaining executives with the experience and talent required to achieve our strategic objectives. As we continue to grow and improve our transmission, distribution, and regulated generation systems, having the right talent will be critical.

•

Establish performance-based compensation that balances rewards for short-term and long-term business results. The program motivates executives to run the business well in the short term, while executing the long-term business plan to benefit both our customers and shareholders. The program aims to strike a balance between the short- and long-term programs so that they work in tandem. It also ensures that long-term objectives are not sacrificed to achieve short-term goals or vice versa.

Incentive plan performance criteria are based on a combination of financial, operational, stewardship, and strategic goals that are essential to the achievement of our business strategies. This linkage to critical goals helps to align executives with our key stakeholders—customers, employees, and shareholders. The long-term program also compares performance relative to a group of comparable utility companies.

•

Reward corporate and individual performance. Overall compensation has many metrics based on corporate performance but is also highly differentiated based on individual performance. The annual incentive program (Annual Incentive Program) rewards both team performance (measured by adjusted net income) and individual performance (including individualized financial, operational and strategic metrics). Long-term incentives (LTI) are composed of a performance cash program (Performance Cash Program) and RSUs. The Performance Cash Program pays out based on the achievement of corporate goals (cumulative net income, average return on equity, average credit rating and relative total shareholder return). The ultimate value of RSUs is based on corporate total shareholder return, but the size of RSU grants reflects individual performance and contribution.

•

Encourage long-term commitment to the Company. Utility companies provide a public service and have a long-term commitment to ensure that customers receive reliable service day after day. Meeting this commitment requires specialized skills and institutional knowledge that are learned over time through local industry experience.

These skills include familiarity with the regions and communities that we serve, government regulations, and long-term energy policies. In addition, utility companies rely on long-term capital investments to serve their customers.

As a result, public utilities benefit from long-service employees. We have structured our executive compensation programs to build long-term commitment as well as shareholder alignment. Providing competitive compensation opportunities and offering programs such as RSUs and supplemental retirement benefits that vest and build value over time encourage long-term retention. Executive share ownership guidelines are another program component intended to build long-term shareholder alignment and commitment.

ELEMENTS OF 2006 COMPENSATION

The Executive Compensation Program is composed of base salary, an Annual Incentive Program, long-term incentives (consisting of RSUs and a Performance Cash Program), nonqualified deferred compensation, a supplemental executive retirement plan, officer perquisites, and employment agreements that specify payments and benefits upon involuntary termination and termination resulting from a change in control.

A description and the objective of each element of the Executive Compensation Program are summarized below.

Compensation Element	Description	Objective
Base Salary	Fixed compensation Usually increased annually during the first quarter based on individual performance, competitive market levels, strategic importance of the role, and experience in the position

Compensate officers for fulfilling their basic job responsibilities

Provide base pay commensurate with the median salaries provided to individuals with comparable positions in utilities and general industry

Aid in attraction and retention

Annual Incentive Program	Variable compensation earned based on performance against pre-established annual team and individual goals	Promote the achievement of annual performance objectives that represent business success for the Company, the executive, and his or her business unit or function

Long-Term Incentive (LTI) Program	Variable compensation granted 50% as RSUs, and 50% as performance cash (see below)

• RSUs	Share units, which vest over a three-year period, are granted based on Company performance and contribution of the individual	Align with shareholder interests through share performance and share retention Encourage a long-term commitment to the Company

Compensation Element	Description	Objective
• Performance Cash Program

Long-term cash incentive that rewards individuals for corporate performance over a three-year period based on achieving pre-established levels of:

•     Cumulative net income

•     Average return on equity

•     Average credit rating

•     Total shareholder return relative to a group of comparable utility companies

Reward performance on key Company priorities that are also key drivers of total shareholder return performance Encourage long-term thinking and commitment to the Company

Supplemental Executive Retirement Plan (Supplemental Plan)

Non-qualified pension plan, providing additional retirement income to officers beyond what is provided in our standard defined benefit retirement plan. These include:

•     A defined benefit “make-whole” plan.

•     A supplemental “target” benefit (senior vice presidents and above only)

Note: Above benefits are not available to non-union employees, including executives, hired after 2005

Compensate for IRS limits on qualified plans Aid in retention of executives and build long-term commitment to the Company

Other Nonqualified Deferred Compensation (Deferral Plan)

Opportunity to defer base salary and annual incentives, using the same investment vehicles as the NU qualified plan, and receive matching contributions otherwise capped by Internal Revenue Code limits on qualified plans

Each year’s match vests after 3 years or at retirement

For executives hired after 2005, the Company makes contributions of 2.5%, 4.5% and 6.5%, as applicable based on the relevant bracket for the sum of the officer’s age and service with the Company on cash compensation that would otherwise be capped by Internal Revenue Code limits on qualified plans

Aid executives in tax planning by allowing them to defer taxes on certain compensation

Compensate for IRS limits on qualified plans

Provide a competitive benefit

Aid in retention and build long-term commitment to the Company

Compensation Element	Description	Objective
Perquisites	Financial planning and tax preparation reimbursement benefit Executive physical examination reimbursement plan

(Financial planning) Encourage use of a professional to maximize ultimate value of compensation and help executives better prepare tax returns

(Physical exam) Encourage executives to undergo regular health checks (minimize the risk of losing critical employees)

Severance/Change-in-Control (CIC) Agreements

All named executive officers have employment agreements specifying benefits and payments upon involuntary termination and termination following a change in control

Mr. Olivier also participates in a “Special Severance Program” that specifies other benefits and payments upon termination resulting from a CIC

Meet competitive expectation of employment Help focus executive on shareholder interests Provide income protection in the event of involuntary loss of employment

MIX OF COMPENSATION ELEMENTS

We strive to provide base compensation opportunities at or above the competitive median over time for fully proficient executives (see Benchmarking discussion for how market median is established). Accordingly, our annual and long-term incentive target percentages approximate competitive median incentives for the CEO and the other executive officers listed in the Summary Compensation Table, who we refer to together as “named executive officers” or “NEOs.”

As officers move up in the organization, a greater proportion of their total compensation is based on performance with a long-term focus. Historically, LTI has been weighted more significantly than short-term incentives at target, reflecting the longer-term nature of our business plans1. Accordingly, the NEOs’ target LTI opportunities, as a percent of base salary, are slightly higher than the survey data2 that is used to benchmark executive compensation (see the Benchmarking section below for further discussion). Short-term compensation is commensurately lower.

[1]

In 2006, Mr. Olivier’s and Mrs. Grisé’s long-term incentive targets were exceptions and vary from the 150% of base salary target typically provided at their level. Mrs. Grisé had a long-term incentive target of 155% of salary, which was grandfathered from an older agreement, and Mr. Olivier accepted a 125% target because of his special retirement benefit.

[2]	Survey data long-term opportunity is based on the present value (e.g. Black-Scholes methodology for options) of actual LTI grants.

Target annual incentive and LTI opportunities for the CEO are 100% and 300% of base salary, respectively. For the remaining NEOs, target percentages are 65% and 125 to 155%, respectively. All of the incentive compensation elements are at risk. The result is:

	Percentage of Total Direct Compensation at Target (TDC)
Executive	Salary	Annual Incentive	Performance Cash	RSUs	TDC
Shivery	20%	20%	30%	30%	100%
Grisé	31%	20%	24%	24%	100%
Olivier	34%	22%	22%	22%	100%
McHale	32%	21%	24%	24%	100%
De Simone	32%	21%	24%	24%	100%
Butler	32%	21%	24%	24%	100%
NEO Average, Excluding CEO	32%	21%	23%	23%	100%

	(“X” if included in category)
Category	Salary	Annual Incentive	Performance Cash	RSUs	TDC
Long-Term Incentives			X	X	N/A
Performance-Based[3]		X	X	X	N/A

BENCHMARKING

The Compensation Committee determines executive officer TDC levels through two steps: Step one is external comparisons; step two interprets the data based on internal considerations. First, the Committee identifies the “market” values of total compensation and individual components of pay (i.e., base salaries, annual incentives and long-term incentives).

We changed our business model in 2005 from a mix of competitive and regulated businesses to a solely regulated business. Accordingly, the Committee adjusted the set of companies selected for executive pay comparisons. For market comparisons, we consider the following sources:

•

Utility and general industry survey data (primary market comparison). We use these data as the primary market data for determining pay levels and incentive opportunities since these surveys include a diverse group of companies representative of our market for talent. Survey data are adjusted to reflect companies and business units of similar size. Utility-specific positions (e.g., EVP-NU, Utility Group and EVP–NU, Transmission Group) are compared to utility market values only. General industry comparisons are blended on a 50/50 basis with utility industry comparisons only for positions that have counterparts in general industry (our Chairman of the Board, President and CEO; SVP and CFO; and SVP and General Counsel).

•

Customized peer group data (secondary reference only). We evaluate the pay opportunities provided by a customized group of utility peers of similar size, and complexity. Data are provided to the Committee for those positions only where there is a title match (e.g., the CEO, CFO, and General Counsel). For 2006, this group included

[3]	RSUs are granted based on annual performance, but vest over time based on continued service.

the following 17 companies: Allegheny Energy Inc., Alliant Energy, Ameren Corp., Centerpoint Energy Inc., Consolidated Edison Inc., DTE Energy, Energy East, KeySpan Energy, NiSource, Inc., NSTAR, Pepco Holdings Inc., Pinnacle West Capital Corp., Puget Energy, Inc., SCANA Corp., Sierra Pacific Resources, Wisconsin Energy Corp., and Xcel Energy Inc. The Committee uses this group for insights into peer incentive design practices and as a secondary reference regarding specific peer company pay levels. In 2006, the Committee also used this group for performance comparisons under the Performance Cash Program (as described below in the Long-Term Incentive Program section).

For 2007, the Compensation Committee’s consultant further refined the customized peer group to reflect: 1) utility companies that are mostly regulated with revenues between $2.5 and $12 billion (median for the group is $5.6 billion), and 2) less-regulated utility companies closer in size to NU, with revenues between $3 billion and $7 billion. The less-regulated companies represent potential sources of talent, even if they are not direct performance peers. As a result, we added seven companies to the peer group, including CMS Energy, Great Plains Energy, OGE Energy, PG&E, PPL Corporation, Progress Energy, and TECO Energy. We removed Keyspan from the group because it is being acquired. We also removed DTE because of its concentration of unregulated businesses.

The changes in the peer group’s composition did not result in any significant differences in competitive pay opportunities, nor did it lead the Compensation Committee to make any changes in our compensation structure. However, the group is now more inclusive of all the companies that fit the size and business mix criteria defined above. While the peer group has been refined for pay comparison purposes, we will continue to use the 2006 peer group (minus Keyspan and DTE) for comparison of performance because we believe that the best yardstick for performance results is a group of mostly-regulated utilities.

Once the market values have been determined, we interpret the market data in the context of the strategic importance of different positions and internal equity considerations. The Committee periodically adjusts the target percentages of short-term and long-term incentives to keep them representative of market median levels. Targeted levels are adjusted over time, and care is taken to avoid sudden, drastic moves.

Supplemental benefits are also targeted to provide market-based opportunities to the executive. We provide perquisites to the extent they serve business purposes. We conduct periodic reviews of market benefits and perquisites using utility and general industry surveys (and at times, information from that year’s customized peer group). Benefits are occasionally adjusted to maintain market parity. We last reviewed our supplemental retirement practices in 2005 and 2006, as described in more detail in the Supplemental Benefits section below. When the market indicates a reduction in benefits as a prevalent practice (e.g., elimination of defined benefit pension plans), such reductions have been applied to new officers only.

BASE COMPENSATION

The Compensation Committee reviews and approves executive officers’ salaries annually, setting salaries for each executive officer at levels considered to be reasonable and fair and reflective of the strategic importance of the position, level of responsibility, skills and experience of the incumbent, and individual performance.

In adjusting salaries, the Committee considers the following:

•	Annual individual performance appraisals

•	Market pay movement (as gleaned from the benchmarking exercise described above)

•	Market pay positioning (as extracted from position-specific survey and proxy data)

•	Incumbent experience and time-in-position at the Company

•	Shifts in corporate focus with respect to strategic importance of a position

•	Internal equity

Individuals who are performing well in highly strategic positions are likely to have their base salaries increased more quickly than individuals in other roles. From time-to-time, weak corporate performance has prompted salary increases to be postponed, but the Committee prefers to reflect subpar corporate performance through the variable pay components.

Based on these considerations, the Compensation Committee approved base salary increases of 3.5% in 2006 for Ms. Grisé, Mr. Olivier, and Mr. Butler. The Compensation Committee approved larger increases of 11.9% and 36.4%, respectively, for Messrs. Shivery and McHale because, as newer executive officers, they had salaries below median, and the Compensation Committee wanted to move their salaries closer to median after they demonstrated strong performance in their roles.

INCENTIVE COMPENSATION

Our incentive plan includes both the annual and LTI programs. Our shareholders approved the incentive plan in 1998 and 2003. The plan preserves the tax-deductibility offered under Section 162(m) of the Internal Revenue Code (Code), which allows companies to deduct compensation for the CEO and certain other executives above $1 million only if it qualifies as “performance based.”

Incentive awards are subject to objective financial performance goals established by the Compensation Committee with the advice of the Finance Committee. Metrics are adjusted from year to year depending on our business focus for the period. Metrics have been adjusted more in recent years as we have been transforming ourselves back into a mostly regulated utility. Consistent with the requirements of Section 162(m), the Compensation Committee reports to the Board of Trustees each year the extent to which the performance objectives have been achieved.

The Committee approves individual awards based on performance achieved. Incentive award payments are made only to the extent that those objective financial performance goals are met. As discussed in more detail below relative to the annual program, the Committee may exercise discretion around performance against individual goals, as long as overall financial performance has been met. At the time of RSU grants, the Committee exercises discretion regarding the size of grants based on the previous year’s performance.

Annual Incentive Program

Target incentive opportunities under the Annual Incentive Program are established for the CEO and the other NEOs as a group as described in the Mix of Compensation Elements section above. Annual incentive awards may equal up to two times target when superior financial and operational results are achieved, but do not pay out when performance is below threshold levels. The opportunity to earn up to two times target reflects the Compensation Committee’s belief that officers have a significant ability to affect performance outcomes.

Goals include a team goal and individual goals, as described below.

Team Goal

For Mr. Shivery and the other NEOs, the team goal is based on corporate Adjusted Net Income (ANI), defined as net income excluding the effect of certain nonrecurring income and expenses. ANI was selected because it serves as an indicator of ongoing operating performance. The nonrecurring income and expenses that were excluded included items generally outside the control of management and/or related to a decision by the Compensation Committee not to penalize executives for making correct strategic business decisions (e.g., the divestiture of the competitive business).

For 2006, there were two sets of excludable items. Items in the first set were completely excluded and included the following:

Excludable Categories	Specific 2006 Adjustments	$ Value of Adjustment to Net Income ($M)
Changes to net income as the result of accounting or tax law changes	None	None

Unexpected costs related to nuclear decommissioning	Write-off resulting from a preliminary settlement related to Connecticut Yankee litigation	+$2.7

Changes to net income as the result of a divesture or discontinuance of a significant segment or component of the Company’s business	None	None

Changes to net income as a result of a ConEd settlement or court decision	None	None

Restructuring costs associated with a major corporate reorganization	Adjustment to regulated business termination cost	-$2.9

NU Enterprises, Inc. (NUEI)	NUEI net income	-$207.5

Items in the second set were excluded at 85% of their value because the Committee believed they had a disproportionate effect on 2006 net income relative to management’s influence over their outcome:

Excludable Categories	Specific 2006 Adjustments	$ Value of Adjustment to Net Income ($M)
Unusual IRS /regulatory decisions.	As the result of an IRS Private Letter Ruling, CL&P recorded a one-time $74.0 million reduction of income taxes related to generating plants that were sold by the regulated utilities as a result of industry restructuring.	-$74.0 x 85%= -$62.9

Asset sales or impairments other than those associated with a divestiture or discontinuance of a significant segment or component of the Company’s business.	None	None

Accounting “extraordinary” items.	None	None

The Compensation Committee approved all final exclusions. The final ANI value was calculated by taking reported net income with adjustments for the dollar value of the exclusions noted above. The number of exclusions reflects the complexity of our business as we transition from mixed competitive and regulated business to a mostly regulated utility. In the event NU’s earnings were restated as a result of noncompliance with accounting rules caused by fraud or misconduct, the Sarbanes-Oxley Act of 2002 requires the chief executive officer and chief financial officer to reimburse the Company for certain incentive compensation they had received. NU’s Amended Incentive Plan contains a similar but broader provision requiring all employees to reimburse or forfeit their incentive compensation to the extent the Board determined their misconduct or fraud caused such a restatement, which would be invoked to the extent the Sarbanes provision were not applicable. To date, there have been no instances in which either the Sarbanes provision or the new provision in the Amended Incentive Plan would apply.

Individual Goals

Individual goals include a combination of key financial, operational, stewardship, and strategic metrics that are drivers of overall corporate performance. Individual goal categories for the NEOs are detailed in the goal weightings table below. Individual goals do not result in payment of an award if a threshold level of ANI is not achieved. For 2006, the ANI threshold was based on NU corporate ANI for the CEO, CFO, and General Counsel and on Utility Group and Transmission Group ANI for Mrs. Grisé and Mr. Olivier, respectively. The threshold is defined as 25% below target ANI performance. (This threshold complies with section 162(m) of the Code).

Full incentive plan funding occurs once we achieve the ANI threshold. Actual payouts are determined with reference to attainment of individual goals and corporate goals exercising discretion in a manner which comports with Internal Revenue Code rules under Code Section 162(m) (that is, to assure that the incentive is “qualified performance based compensation” therefore avoiding the $1 million deductibility cap). In no case may an officer receive more than two times target for the individual portion of the incentive award. The

Compensation Committee recommends to the Board of Trustees the amount of any award for the CEO. For the remaining NEOs, the CEO recommends awards to the Compensation Committee for its approval.

Goal Weightings for 2006

The table below provides the weighting of team and individual goals for the NEOs for 2006. These weightings communicate the Compensation Committee’s intention of balancing the need for teamwork across the organization with individual accountability. During 2006, Mr. De Simone had a unique role as the head of a business unit (the competitive business) that NU was in the process of exiting. Considering this unusual role and his responsibility in transitioning out of the competitive business, Mr. De Simone’s entire incentive award was based on individual goals to keep focus on the factors that would help lead to a successful strategic transition. Individual goal weightings more typically range from 40% to 60%, as is the case for all other NEOs.

In 2006, the annual incentive thresholds were designed to reward performance on a more “localized” level. They were intended to recognize the distinctions among, and individual performance of, the distribution, transmission, and competitive business groups at a time when the organization was going through a restructuring, and we needed each unit to avoid distraction and maximize its own business results. As a result, Mrs. Grisé and Mr. Olivier had thresholds based on their own businesses’ performance.

2006 Financial Thresholds and Goals

Annual goals for 2006 were based on the first year of the multi-year business plan adopted by the Board. As shown in the table below, maximum and minimum performance levels were set at 15% above and below the target performance level, respectively. As mentioned above, the individual goal threshold was set 25% below target. At this threshold, the individual goal portion of the incentive may be paid.

Position	Team Goal (Weighting)	Individual Goal Threshold (Weighting)	Summary Individual Goal Factors
Mr. Shivery, Chairman of the Board, President, and Chief Executive Officer	Corporate ANI (60%)	Corporate ANI (40%)

•     Execution of operating and capital plans to ensure implementation of regulated growth strategy

•     Leadership role in State and Federal regulatory matters; development and implementation of New England energy policy

•     Exit from competitive business in manner that maximizes shareholder value

•     Strategic planning and risk management

•     Operational excellence (related to talent management, culture, safety, diversity, and the environment)

Position	Team Goal (Weighting)	Individual Goal Threshold (Weighting)	Summary Individual Goal Factors
Mr. McHale, SVP and Chief Financial Officer	Corporate ANI (60%)	Corporate ANI (40%)	• Strategic /operational planning and risk management • Meeting Operation & Maintenance budget • Exit from competitive business in manner that maximizes shareholder value • Talent management

Mrs. Grisé, EVP—NU (Utility Group)	Corporate ANI (40%)	Utility Group ANI (60%)

•     Meeting Utility Group Net Income and Capital Budget

•     Effective implementation of Utility Group capital projects

•     Leadership role in State regulatory matters; development and implementation of New England energy policy

•     Organizational restructuring

Mr. Olivier, EVP—NU (Transmission)	Corporate ANI (40%)	Transmission Group ANI (60%)

•     Effective implementation of Transmission capital program

•     Transmission Group Net Income

•     Organizational Improvement (related to organizational restructuring, development, and compliance)

•     Leadership in strategic planning and positioning with regulatory agencies

Mr. De Simone, President, Competitive Group	None (0%)	Corporate ANI (100%)	• Competitive Business Net Income • Exit the competitive business in a manner that maximizes shareholder value • Operational Excellence (related to safety and environmental compliance)

Mr. Butler, SVP and General Counsel	Corporate ANI (50%)	Corporate ANI (50%)

•     Performance of Legal, Corporate Affairs, IT, Real Estate, and Facilities Restructuring and Development

•     Leadership role in State and Federal regulatory matters; development and implementation of New England energy policy

•     Strategic planning and risk management

The Compensation Committee determines appropriate stretch around the targets based on the following factors:

•	An assessment of the potential volatility in results

•	The degree of difficulty in achieving target

•	Minimum and maximum goals

•	The minimum acceptable ANI

Annual incentive program financial thresholds and goals for 2006 are shown below.

	2006 ANI Goals Adjusted Net Income in $Millions
	Threshold -25% Target	Min -15% Target	Target	Max +15% Target	Actual Results
NU (Regulated Business and NU Parent)	$127.7	$144.7	$170.2	$195.7	$193.5
Utility Group	$89.0	$100.8	$118.6	$136.4	$131.1
Transmission Group	$38.0	$43.1	$50.7	$58.3	$59.8

2006 Results

Each NEO was awarded annual incentives for the 2006 program based on the achievement of the corporate ANI goal and individual goals. The corporate ANI goal result was near maximum. The Utility Group and Transmission Group ANI results exceeded the threshold levels; consequently, all NEOs received a payment for individual goals. The CEO’s performance against individual goals was assessed at 175% of target, reflecting the successful execution of the Company’s strategic plan, including the exit from its competitive business, notably the sale of its generation plants, and significant progress in building the expanded transmission infrastructure. In combination with the corporate ANI goal results, the CEO’s overall incentive payment was set at 185% of target. Performance measured against individual goals for each of the other NEOs was above target in aggregate, which, when combined with corporate ANI performance for all but Mr. De Simone, resulted in incentive payments from 129% to 172% of target. As stated in Goal Weightings for 2006, Mr. De Simone’s incentive payment was determined solely on the basis of individual goals focused on the competitive business.

2007 Design Changes

For 2007, the Compensation Committee changed three aspects of the Annual Incentive Program in recognition that our transition to a mostly regulated utility is largely complete. These changes, which are described below, also simplify the program.

1.	Individual goal thresholds for all NEOs will be based on Corporate (as compared to Business Unit) ANI. This change encourages teamwork by emphasizing performance of the overall Company rather than separate business groups.

2.	The number of ANI adjustment categories will be modified and reduced to include adjustments for only:

•	Accounting or tax law changes

•	Unusual IRS or regulatory issues

•	Unexpected costs related to nuclear decommissioning

•	Unexpected costs related to environmental remediation at the Holyoke Water Power Company

•	Divesture or discontinuance of a segment or component of the Company’s business

•	ConEd settlement or court decision

•	NUEI mark-to-market impacts

•	Unbudgeted charitable contributions

•	Impairments on goodwill booked more than five years before the incentive program’s performance period began.

3.	The payout range will be narrowed to 10% above and below the target goal, and the payout at minimum goal point will change to 50% of target. The narrower performance range is now appropriate due to the change in risk profile resulting from the exit from the NUEI businesses. Similarly, the threshold performance level for individual goal payout was changed to 20% below target ANI.

Long-Term Incentive Program

Target incentive opportunities under this program are established for the CEO and the other NEOs as a group as described in the Mix of Compensation Elements section above. The target opportunity for each participant is stated as a percentage of base pay at the time of the grant. One-half of the target LTI value is granted in RSUs, and one-half is granted as performance cash (see discussion of each element below). This mix balances internal financial performance with total shareholder return. The Compensation Committee chose RSUs as the equity incentive vehicle because utilities create value for shareholders not only through stock price appreciation, but also through dividends.

The LTI program rewards aggregate financial and total shareholder return performance over time; the Annual Incentive Program reflects critical annual operating plans. The two programs work in tandem, such that achievement of annual goals moves the Company towards attainment of our long-term financial goals.

Restricted Share Units

Each RSU is equal to the value of one share of our common stock. In 2006, NU granted RSUs that vest equally over three years. Participants earn dividend equivalents on the RSUs that have been granted, but these dividend equivalents are calculated as reinvested shares of Company stock until the related RSUs vest.

The Compensation Committee establishes a pool for RSU grants annually at the beginning of each year based on performance for the prior year. The pool concept adds a performance component to the RSU program. At the Compensation Committee’s discretion, the RSU pool is adjusted up or down from the target level based on three factors: 1) Company performance in the prior year, 2) the contribution by the executives to NU’s longer-term strategic direction, and 3) the need to motivate future performance. Each executive officer receives an RSU grant from the RSU pool reflecting his or her individual performance and contribution. Adjustments to the RSU pool, and therefore to individual grants, will have the effect of raising or lowering NU’s positioning versus peer companies’ pay opportunities.

In 2005, at the Compensation Committee’s March 1 meeting, the RSU pool was reduced to 76% of target based on disappointing 2004 results in the competitive businesses. The CEO received a grant at 75% of target, and the other NEOs received grants between 65% and 85% of target. In 2006, at the Committee’s February 14 meeting, the CEO and CFO were granted RSUs at 125% of target. These awards recognized their efforts to reposition the Company and a successful large equity offering in the fourth quarter of 2005. The other NEOs were granted RSUs at target.

As to the timing of grants:

•	All grants are approved by the Committee.

•	All grants are made on date of the Committee meeting at which they were approved.

•	Grants are not timed to take advantage of material, non-public information.

2006 Results/2007 Pool

The 2007 RSU pool for executives was set at 147% of target. This upward adjustment to the pool reflects the Company’s superior financial performance in 2006 as well as the significant progress in its transformation to an entirely regulated business. In recognition of their significant contributions, the CEO received a grant at 175% of target, and Mssrs. Butler, McHale, and Olivier received grants of between 130% and 150% of target. Neither Mrs. Grisé nor Mr. De Simone received RSU grants because of their retirements.

2007 Design Changes: Share Ownership Guidelines

Except for the CEO, payment of half of any vested RSUs, prior to, and through 2006, was deferred an additional four years beyond vesting. For the CEO, payment of all of the vested units was deferred until after retirement. This deferral feature was intended to foster executive share ownership.

Beginning in 2007, the Compensation Committee simplified the RSU program to eliminate the deferral feature and introduce share ownership guidelines instead. The share ownership guidelines reinforce the importance of building NU share ownership among senior executives in a way that more actively involves the executives. Executives will be able to receive all RSU shares upon vesting, rather than deferring half for an additional four years. As a consequence, executives will be taxed upon vesting on all shares versus receiving the benefit of tax deferral on a portion of their awards for an additional four years.

The following share ownership guidelines for NEOs took effect January 1, 2007. The guidelines are equivalent to approximately six-times base salary for the CEO and three-times base salary for the other NEOs:

Officer Level	Ownership Guideline (Number of Shares)
CEO	200,000
Remaining NEOs	45,000

Executives have five years to attain these levels, although most NEOs currently are at, or close to, these ownership levels. RSUs, shares held in individual 401(k) accounts, and shares owned outright count toward the ownership guidelines. Stock options do not count toward the ownership guidelines.

As of the last trading day in 2006, the CEO’s ownership requirement will place his ownership above the prevalent proxy peer standard for CEOs of five-times base salary. In order to allow NU to preserve the tax deduction on his RSU grants under Section 162(m), Mr. Shivery has elected to continue to defer all of his RSUs until one year after retirement, as long as it is beneficial to the Company (see Tax and Accounting Considerations section, below).

Performance Cash Program

The Performance Cash Program is a three-year performance program, with a new performance cycle beginning every year.

2004-2006 Cycle

Performance Cash Program goals are set based on NU’s three-year strategic operating plan at the beginning of each cycle.

In the 2004 to 2006 cycle, the Performance Cash Program was based exclusively on Cumulative Net Income (excluding pension income or expense). Significant losses in the competitive business in 2004 and 2005 resulted in no payouts for the 2004-2006 Performance Cash Program. NU began exiting the competitive businesses during this performance cycle, which exacerbated losses when divestiture accounting rules were applied.

Program Changes Beginning with the 2005-2007 Cycle

Beginning with the 2005 to 2007 performance cycle, the Compensation Committee changed two aspects of the Performance Cash Program to better reflect the Company’s strategic redirection to a mostly regulated utility.

•

First, the Cumulative Net Income definition was adjusted to specifically exclude certain net income effects of the competitive businesses[4]. This change was designed to motivate executives working to reposition NU in the new strategic direction as a mostly regulated company.

•	Second, the metrics were expanded to include three additional objectives:

1.	Average ROE, defined as the average of the annual Return on Equity for the three years during the Performance Period. Average ROE is adjusted on the same basis as Cumulative Net Income.

2.	Average credit rating, defined as the time-weighted average daily credit rating by S&P, Moody’s, and Fitch (Average Credit Rating). This objective has the additional provision that the Moody’s and S&P ratings must remain above investment grade.

[4]	In addition, pension income or expense was excluded for the 2005 to 2007 performance cycle.

3.	Relative total shareholder return versus the 2006 proxy peers described in the Benchmarking discussion above.

Cumulative Net income, Average ROE, and Average Credit Rating are directly related to NU’s multi-year business plan for 2006 to 2008. The relative total shareholder return metric reinforces the importance of delivering total shareholder return performance at or above the industry median.

All four metrics are weighted equally, communicating that all of these outcomes are important to investors and critical enablers of NU’s ability to execute its transmission build-out and distribution system upgrade. The three internal financial metrics are supplemented by the total shareholder return metric, which is intended to focus executives on delivering results that are ultimately recognized by shareholders as industry-leading. A minimum level of performance must be met for each metric before that portion of the grant will pay out. The minimum performance level results in a payout equal to half of the target award. The plan pays a maximum value of 150% of target when maximum performance goals are achieved. The maximum pay opportunity is set at 150% of target to correspond to typical market practices.

Program Changes for the 2007-2009 Cycle

For the 2007-2009 cycle, cumulative net income will be adjusted to have the same exclusions as in the Annual Incentive Program beginning in 2007, as described above in 2007 Design Changes. This change will maintain consistency in goals across compensation programs and facilitate simplified performance tracking by program participants going forward.

SUPPLEMENTAL BENEFITS

We provide a range of basic and supplemental benefits that are designed to assist us in attracting and retaining executives critical to our success and to reflect the competitive practices. The Compensation Committee endeavors to adhere to a high level of propriety in managing executive benefits and perquisites. Permanent lodging or personal entertainment is not provided for any executive officer or employee, and our health care and benefit programs offer substantially the same benefits to all full-time employees as they do to executive officers.

Retirement Benefits

We provide retirement income benefits from the Northeast Utilities Service Company Retirement Plan (Retirement Plan) and, for system officers, the Supplemental Plan. Each plan is a defined benefit pension plan, which determines retirement benefits based on Company service, age at retirement, and “plan compensation.” Plan compensation for the Retirement Plan, which is a “qualified” plan under the Code, includes primarily base pay and nonofficer annual incentives up to the IRS limits for qualified plans.

The Supplemental Plan adds base pay over the IRS limits, deferred compensation, awards under the executive Annual Incentive Program and, for certain participants, LTI program awards to plan compensation as explained in the narrative accompanying the Pension Benefits Table.

The Supplemental Plan has two parts, as explained below:

The first part is the “make-whole” benefit. This benefit makes up for benefits lost through the application of certain tax code limitations on the benefits that may be provided under the Retirement Plan. For certain participants, it also adds LTI program awards to plan compensation.

The second part is the “target benefit,” which is available to all of the NEOs except Mr. Olivier. This benefit supplements the Retirement Plan and make-whole benefits under the Supplemental Plan so that, upon achieving at least 25 years of service, total retirement benefits from these plans equal a target percentage of the annual average of the participant’s highest consecutive 36 months of plan compensation (Final Average Compensation). To receive this benefit, a participant must remain in the employ of NU companies until at least age 60 (unless the Board of Trustees sets an earlier age).

The value of the target benefit was reduced in 2005 to reflect changes in competitive practices, which showed a general reduction in the prevalence of defined benefit plans and in the value of special retirement benefits to senior executives. The target benefit for officers who became eligible for the target benefit before February 2005 uses a 60% target formula. For officers who become eligible after January 2005, the benefit uses a 50% target formula. Messrs. Shivery and Butler and Mrs. Grisé all have 60% target benefits. Mr. McHale has a 50% target benefit.

Mr. Olivier has separate retirement provisions in lieu of the Supplemental Plan benefits described above for the other NEOs. His retirement provisions were included in his employment agreement to provide a benefit similar to that provided by his previous employer. Based on his agreement, Mr. Olivier will receive a targeted pension value if he meets certain eligibility requirements (see the Pension Benefits Table and accompanying narrative for more details of this arrangement). As noted in the Mix of Compensation Elements discussion above, because of these additional retirement benefits, Mr. Olivier’s LTI target and termination benefits are less generous than those provided to other similarly situated officers.

In addition, Mr. Shivery’s employment agreement provides for a special total retirement benefit determined with the Supplemental Plan target benefit formula, but with the addition of three years of company service. The benefit is reduced by two percent for each year Mr. Shivery retires before age 65. Mr. Shivery is also eligible upon retirement for the cash value of retirement health benefits (see the Pension Benefits Table and accompanying narrative for more details of these arrangements).

Savings Plan

We also provide an opportunity for employees to save on a tax-favored basis through the Northeast Utilities Service Company 401k Plan (Savings Plan). The Savings Plan is a defined contribution plan. Participants who have six months of service receive matching contributions, not to exceed 3% of base compensation, one-third of which is in the form of cash available for investment in various mutual fund investments and two-thirds of which is in the form of NU common shares (ESOP shares).

Employees hired before 2006 continue to participate in the Savings Plan as well as the defined benefit retirement plans described above. Beginning in 2006, newly-hired non-union employees, including new NU System Officers, also participate in an enhanced defined contribution retirement plan (the K-Vantage benefit) instead of the defined benefit retirement plans. The K-Vantage benefit provides for Company contributions to the Savings Plan of between 2.5% and 6.5% of plan compensation based on age and service. These contributions are in addition to employer matching contributions. Officers hired after 2005 will, likewise, participate only in the K-Vantage benefit as well as a companion nonqualified benefit, described below, that provides defined contribution benefits above the Code limits on qualified plans.

Nonqualified Deferred Compensation Plan

The primary purpose of the Deferral Plan is to provide employee deferral and Company contributions not available in the Company’s Savings Plan because of the Code limits on qualified plans. Executive officers can defer up to 100% of base salary and annual incentive awards. The Company matches employee deferrals equal to three percent of base pay above the Code limits on qualified plans. The match is “invested” in Company shares and vests at the end of the third year after the calendar year in which the match was earned, or at retirement. Participants can “invest” their deferred amounts in the same investments as are available in the Savings Plan. The Company also makes contributions to this plan equal to the K-Vantage benefit that would have been provided under the Savings Plan but for the Code limits on qualified plans. This Deferral Plan is unfunded. Please see the Nonqualified Deferred Compensation Table and the accompanying notes for more plan details.

Perquisites

It is NU’s philosophy that perquisites should be provided to executives as needed for business reasons, and not simply in reaction to prevalent market practice.

Most senior executives, including all NEOs, are eligible for financial planning and tax preparation. This benefit helps ensure that executives seek competent tax advice, better prepare complex tax returns, and leverage the value of the Company’s compensation programs. The benefit is $1,500 per year for tax form preparation and $4,000 every two years for financial planning services.

All executives qualify for a special annual physical examination benefit to help ensure serious health issues are detected early. The benefit is a reimbursement of up to $500 for fees incurred beyond those covered by the Company’s medical plan.

As required when hiring a new executive, the Company may reimburse executives for certain temporary living and relocation expenses, or provide a lump sum payment in lieu of specific reimbursement. Such expenses are grossed-up for taxes.

When required for a valid business purpose, an executive will be asked that a spouse accompany him or her, in which case spousal travel expenses are reimbursed and grossed-up for taxes.

Tax gross-ups are provided only as described above because of the direct benefit to the corporation when the executive incurs such expense. The impact to the Company of the gross-ups is immaterial.

CONTRACTUAL AGREEMENTS

Each NEO has an employment agreement that specifies details of pay and benefits on an ongoing basis and under certain termination events. These agreements were put in place to foster executive attraction and retention. Involuntary and change in control termination benefits are specified in the agreements in recognition of the higher exposure executives have. The benefits also help ensure executives’ continued dedication and objectivity at a time when they might otherwise be concerned about their future employment. In the event of a change in control, the agreement provides for enhanced cash severance benefits upon termination without “cause,” as defined in each agreement, or for good reason (constructive termination5). The Compensation Committee believes that constructive termination is conceptually the same as actual termination without “cause,” and potential acquirers would otherwise have an incentive to constructively terminate NEOs to avoid paying severance. Under the NU Incentive Plan rules in place when stock options were granted to NEOs, NEOs who are involuntarily terminated or who terminate for good reason also receive an extension on the expiration date of their vested stock options. The extension of 36 months after termination allows executives to benefit from the shareholder value created by any transaction.

While an NEO must terminate in the event of a change in control in order to receive enhanced cash severance (i.e., a double trigger), the provisions of the incentive plan provide for full vesting of RSUs and full vesting and immediate payout at target for performance cash whether or not the NEO is terminated, unless the Committee determines otherwise. In addition, the deferred compensation plan provides for immediate vesting of any Company matches, although these matches will be paid according to the schedule defined by the executive’s original election.

As part of the change in control severance benefits provided for in their agreements, all NEOs other than Mr. Olivier will be reimbursed the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Code. This “gross-up” is intended to make the executives whole for any adverse tax consequences they may become subject to under the tax law. It also preserves the level of change in control severance protection provided through the employment agreements and other compensation plans. The mechanics and impact of the termination arrangements in the NEOs’ agreements are described in more detail in the Potential Payments Upon Termination or Change of Control Tables, appearing further below. Mr. Olivier’s severance payments will be cut back to avoid excise taxes.

To help protect the Company after an executive’s termination, the employment agreements include non-competition and non-solicitation covenants. The NEOs have agreed not to compete with the Company or solicit talent for a period of two years (one year for Mr. Olivier) after termination.

[5]

Constructive termination is a termination of employment initiated by the executive upon any failure of the Company materially to comply with and satisfy any of the terms of his or her agreement, or to transfer the executive, without his or her consent, to a location that is more than 50 miles from the executive’s principal place of business immediately preceding shareholder approval or consummation of a Change of Control.

As discussed in the Supplemental Benefits section above, Mr. Shivery’s and Mr. Olivier’s contracts also include enhancements to their retirement benefits that were negotiated when they were recruited to the Company.

Mrs. Grisé has announced her plans to retire from the Company on July 1, 2007. In determining the date of her retirement, the Company entered into an agreement in principle with Mrs. Grisé to assure that she would remain with the Company until at least July 1, 2007 in order to ensure an orderly transition of her responsibilities. As part of the agreement in principle, Mrs. Grisé affirmed the commitments previously made under her employment agreement, including an agreement that, for two years following her retirement, she generally may not engage in activities on behalf of certain competitors, solicit certain employees or interfere with the Company’s business relationships. In consideration of these factors and the other terms of the agreement in principle, the Company will provide Mrs. Grisé with a special retirement benefit which, when combined with her annual benefit under the Retirement Plan and the Supplemental Plan, will provide an approximate annual benefit of $644,000. Under the agreement in principle, Mrs. Grisé will also be eligible for a lump sum cash payment of roughly $120,000 in lieu of receiving a grant of RSUs or performance cash under the 2007-2009 Long-Term Incentive Program. The agreement in principle also contains a standard general release of all claims against the Company in connection with Mrs. Grisé’s employment.

TAX AND ACCOUNTING CONSIDERATIONS

Tax Considerations. All executive compensation for 2006 was fully deductible to the Company for federal income tax purposes, except for less than $250,000 in RSU gains for Mr. Shivery.

Section 162(m) of the Code limits the tax deduction for compensation paid to a company’s CEO and certain other executives. An exception is provided for “performance-based” compensation. The Company’s annual incentives and Performance Cash Program qualify as performance-based compensation under the Code. RSUs do not qualify as performance-based.

Currently, Mr. Shivery is the only NEO to exceed the 162(m) limit. To avoid a lost tax deduction for the Company, he has agreed, for as long as it is beneficial to the Company, to defer receipt of all RSUs until the calendar year following termination of employment, at which time Section 162(m) will no longer be applicable for him. The less than $250,000 in 2006 RSU gains for Mr. Shivery noted above related to RSU grants made before Mr. Shivery began this practice.

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation plans are includable in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. All of the Company’s supplemental retirement plans, severance arrangements, and other nonqualified deferred compensation plans currently meet, or will be amended to meet, these requirements. As a result, employees will be taxed when the deferred compensation is actually paid to them. The Company will be entitled to a tax deduction at that time.

Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments,” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. As discussed above, NEOs are entitled to certain payments upon termination of their employment, including termination following a change in control of the Company. Under the terms of their contracts, all NEOs other than Mr. Olivier are entitled to tax gross ups in the event of any payment that would be an excess parachute payment. Accordingly, the Company’s tax deduction would be disallowed under Section 280G for all excess parachute payments as well as tax gross-ups. Not all of the payments to which NEOs are entitled are excess parachute payments. The amounts of the payments that constitute excess parachute payments are set forth in the tables found in the Potential Payments at Termination or Change of Control section that follows.

NU’s share awards are currently structured to accelerate in the event of a change in control, even if the executive remains employed by the Company. Depending on the share price on the date of the change in control and the time remaining until the awards would otherwise have vested, this acceleration could contribute significantly to potential excess parachute payments.

Accounting Considerations. RSUs as disclosed in the Grants of Plan-Based Awards Table are accounted for based on their grant date fair value, as determined under Statement of Financial Accounting Standards No. 123(R), which is recognized over the service period, which is the three-year vesting period applicable to the RSUs. Assumptions used in the calculation of this amount are set forth in section 6 of the Management’s Discussion and Analysis and Results of Operations section of our annual report to shareholders for the fiscal year ended December 31, 2006 as incorporated by reference in our Form 10-K report filed with the Securities and Exchange Commission. Forfeitures are estimated, and the compensation cost of the awards will be reversed if the employee does not remain employed by the Company throughout the three-year vesting period. Performance Cash Program payments are accounted for on a variable basis based on the most likely payment outcome.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Northeast Utilities Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Northeast Utilities management. Based on this review and discussion the Compensation Committee has recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and our Form 10-K annual report.

The Compensation Committee

E. Gail de Planque, Chair

Robert E. Patricelli, Vice Chair

Richard R. Booth

Sanford Cloud, Jr.

James F. Cordes

Elizabeth T. Kennan

Dated: February 20, 2007

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by our President/CEO, CFO and four most highly compensated executive officers other than the CEO and CFO (collectively, the “named executive officers”). As explained in the footnotes below, the amounts reflect the economic benefit to each named executive officer of the compensation item paid or accrued on his or her behalf for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)		Total($)
Charles W. Shivery Chairman of the Board, President and Chief Executive Officer	2006	918,846	—	1,061,205	—	1,698,395	1,274,011	40,691		4,993,148

David R. McHale Senior Vice President and Chief Financial Officer	2006	353,847	—	148,512	—	395,693	413,275	6,600		1,317,927

Cheryl W. Grisé Executive Vice President	2006	532,295	—	494,672	—	530,613	479,176	16,396		2,053,152

Lawrence E. De Simone President— Competitive Group	2006	488,108	—	201,658	—	407,692	402,009	1,649,466	(8)	3,148,934

Leon J. Olivier(9) Executive Vice President— Operations	2006	411,039	—	178,951	—	451,419	275,264	13,692		1,330,365

Gregory B. Butler Senior Vice President and General Counsel	2006	359,659	—	218,078	—	383,279	251,780	7,077		1,219,874

(1)	Amounts reported in the Salary column include amounts deferred by Messrs. Shivery and Olivier and Mrs. Grisé under the Deferral Plan, as set forth in the Executive Contributions in the Last Fiscal Year column of the Non-Qualified Deferred Compensation Plans Table.
(2)	No discretionary bonus awards were made to any of the named executive officers in the fiscal year ended December 31, 2006.
(3)	Amounts reported in the Stock Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with the treatment of time-based RSU and restricted share grants under generally accepted accounting principals. The amounts therefore reflect the accounting expense of awards granted in and prior to 2006. Assumptions used in the calculation of this amount are set forth in section 6D of the Management’s Discussion and Analysis and Results of Operations section of our annual report to shareholders for the fiscal year ended December 31, 2006 as incorporated by reference in our Form 10-K report filed with the Securities and Exchange Commission. In 2005 and 2006, all named executive officers were awarded RSUs as long-term incentive compensation, which vest over three years, with 50 percent payable at vesting and 50 percent payable four years after vesting, with the exception of RSUs awarded to Mr. Shivery, which vest over three years and are payable after retirement. Dividends on RSUs are reinvested, and additional shares added as a result of reinvestment are vested and paid on the same schedule as the related restricted share units. In 2004, Messrs. Shivery, McHale, Olivier and Butler and Mrs. Grisé were awarded RSUs as long-term incentive compensation, which vest over four years, with 50 percent payable at vesting and 50 percent payable four years after vesting. In 2004 Mr. Shivery and Mrs. Grisé received RSU grants vesting over three years, in partial payment of their awards under the 2003 Annual Incentive Program. In addition, Mr. Shivery was awarded 25,000 restricted shares in 2004, upon his appointment as Chairman, President and Chief Executive Officer; these shares vest over four years, and dividends are paid out during the vesting period. In 2003 Messrs. Shivery, McHale, Olivier and Butler and Mrs. Grisé were awarded restricted shares as long-term incentive compensation, which vest over four years; dividends on these restricted shares are paid out during the vesting period. Mr. De Simone’s RSUs were vested on a prorated basis for time worked in 2006 in connection with his retirement on January 1, 2007. Additional information regarding Mr. De Simone’s retirement is available in the Post-Employment Compensation Table prepared for Mr. De Simone.
(4)	No option awards were made to any of the named executive officers in the fiscal year ended December 31, 2006.
(5)	Amounts reported in the Non-Equity Incentive Plan Compensation column represent the payment to the named executive officers of short-term incentives under the 2006 Annual Incentive Program. Under the 2006 Annual Incentive Program, performance goals were communicated during the first 90 days of 2006 to each officer by the CEO or, in the case of the CEO, by the Chairman of the Compensation Committee. Satisfaction of these performance goals was determined by the Compensation Committee (based on input from the CEO, in the case of officers other than the CEO) in February 2007 with reference to minimum, target and maximum goal achievement.
(6)	Amounts reported in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column include the actuarial increase in the present value from December 31, 2005 to December 31, 2006 of the named executive officer’s accumulated benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those set forth in section 6 of the Management’s Discussion and Analysis and Results of Operations section of our annual report to shareholders for the fiscal year ended December 31, 2006 as incorporated by reference in our Form 10-K report filed with the Securities and Exchange Commission. The named executive officer may not be fully vested in such amounts. More information on this topic is set forth in the notes to the Pension Benefits table, appearing further below. There were no above-market earnings on deferrals that were required to be reported in this column.

According to the terms of Mr. De Simone’s employment agreement, accruals for Mr. De Simone under the Supplemental Plan accelerated upon his January 1, 2007 retirement to provide for the benefit due under the agreement. The change in pension accrual in 2006 for Mr. De Simone reported in this column represents the remainder required to be accrued in the fiscal year ended December 31, 2006 to provide this benefit.
(7)	Amounts reported in the All Other Compensation column include matching contributions ($6,600 for each officer) allocated by the Company to the account of each of the named executive officers under the Savings Plan, and Company matching contributions under the Deferral Plan for the named executive officers who deferred part of their salary in the fiscal year ended December 31, 2005 (Mr. Shivery—$19,249, Mrs. Grisé—$9,334, and Mr. Olivier—$5,758) and tax gross-up (Mr. Shivery—$3,614, Mrs. Grisé—$463, Mr. De Simone—$557, Mr. Olivier—$1,335, and Mr. Butler—$477). Except for Mr. Shivery, whose total also includes spousal travel and a cell phone allowance, the aggregate of perquisites received by any named executive officer was less than $10,000, and therefore was not reportable.
(8)	In connection with Mr. De Simone’s January 1, 2007 retirement, he is entitled to receive various payments pursuant to the terms of his employment agreement, such payments to be delayed until July 1, 2007, with interest accruing from January 1, 2007 through June 30, 2007, as follows: (i) a lump sum payment of $19,946 representing the present value of eighteen months of Company health care contributions; (ii) a one-time severance payment of $811,162 in consideration for a general release, and (iii) a one-time payment of $811,162 in return for his covenant not to compete for a period of two years. Additional information is set forth in the Post-Employment Compensation Table prepared for Mr. De Simone.
(9)	Mr. Olivier was elected Executive Vice President- Operations of NU on February 13, 2007 and has served as Executive Vice President since December 1, 2005.

GRANTS OF PLAN-BASED AWARDS DURING 2006

The Grants of Plan-Based Awards Table provides information on the range of potential payouts under all incentive plan awards during the fiscal year ended December 31, 2006. The table also discloses the underlying stock awards and the grant date for equity-based awards. No option awards were made to any of the named executive officers in the fiscal year ended December 31, 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock ` and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Charles W. Shivery
Annual Incentive(1)	2/14/2006	0	918,846	1,837,692
Long-Term Incentive(2)	2/14/2006	630,000	1,260,000	1,890,000	78,987	1,554,464

David R. McHale
Annual Incentive(1)	2/14/2006	0	230,000	460,000
Long-Term Incentive(2)	2/14/2006	103,150	206,300	309,450	12,929	254,443

Cheryl W. Grisé
Annual Incentive(1)	2/14/2006	0	345,992	691,984
Long-Term Incentive(2)	2/14/2006	200,750	401,500	602,250	20,133	396,217

Lawrence E. De Simone
Annual Incentive(1)	2/14/2006	0	317,270	634,540
Long-Term Incentive(2)(5)	2/14/2006	178,150	356,300	534,450	17,866	351,603

Leon J. Olivier
Annual Incentive(1)	2/14/2006	0	267,175	534,350
Long-Term Incentive(2)	2/14/2006	125,000	250,000	375,000	12,538	246,748

Gregory B. Butler
Annual Incentive(1)	2/14/2006	0	233,778	467,556
Long-Term Incentive(2)	2/14/2006	131,300	262,600	393,900	13,164	259,068

(1)	Amounts reflect the range of potential payouts established for 2006 performance under the 2006 Annual Incentive Program for each named executive officer, as described in the Compensation Discussion and Analysis. The 2007 payment for 2006 performance is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)

Amounts in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns show the range of potential payouts under non-equity Long-Term Incentive Program awards, as described in the Compensation Discussion and Analysis. Grants of three-year performance cash units were made to officers during 2006 under the 2006-2008 Long-Term Incentive Program. Any payments due will be made in cash following the close of the performance period. Payments at the threshold, target, and maximum levels will be determined based on cumulative net income, average return on equity, average credit rating, and total shareholder return relative to sixteen utility companies over the performance period. The Target award for each officer is stated as a percentage of base rate of pay at the time of grant, and ultimate payout, if any, varies from 50 percent of target for achievement of minimum performance goals to 150 percent of target for achievement of maximum performance goals. Performance cash will be fully vested at the end of the Performance Period and paid to the officer within 2 1/2 months after the end of the Performance Period.

(3)

The amounts shown in the All Other Stock Awards: Number of Shares of Stock or Units column reflect the number of RSUs granted to each of the named executive officers on February 14, 2006 under the 2006-2008 Long-Term Incentive Program. The RSUs will vest by one-third on the 25th of February in each of the first three years following the calendar year of award. Except for Mr. Shivery, half of the vested RSUs shall be paid out four years after their respective vesting dates; the other half of the vested RSUs shall be paid out immediately upon vesting. For Mr. Shivery, the vested RSUs shall be paid out in three approximately equal annual installments beginning the later of six months after his separation from the Company and January of the calendar year following the year he separates from the Company. Payouts will be in cash of an amount sufficient to pay tax withholding, plus whole common shares of Northeast Utilities. Until RSUs are paid out, the value of dividends that would have been paid to the recipient had the RSUs been actual Northeast Utilities common shares will be deemed to be invested in additional RSUs and paid out at the same time the related RSUs are paid.

(4)	Amounts in this column reflect the grant-date fair value of RSUs granted to the named executive officers on February 14, 2006, under the 2006-2008 Long-Term Incentive Program. Amounts are reported as determined pursuant to generally accepted accounting principles.
(5)	The amount reported for Mr. De Simone in the All Other Stock Awards: Number of Shares of Stock or Units column represents the full grant of RSUs made by the Board of Trustees to Mr. De Simone on February 14, 2006. This grant and other outstanding unvested RSUs held by Mr. De Simone on his January 1, 2007 retirement date were prorated for time worked in 2006. Additional information is set forth in the Post-Employment Compensation Table prepared for Mr. De Simone.

EQUITY GRANTS OUTSTANDING AT DECEMBER 31, 2006

The following table sets forth option, restricted share and RSU grants outstanding at the end of our fiscal year ended December 31, 2006 for each of the named executive officers. All option grants were fully vested as of December 31, 2006.

	Option Awards(1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(2)
Charles W. Shivery	29,024	18.90	06/11/2012	142,572	4,014,839
David R. McHale	7,500	21.03	02/27/2011	21,558	607,063
Cheryl W. Grisé	12,916	16.31	05/12/2008	55,376	1,559,397
	19,712	14.94	02/23/2009
	23,000	18.44	02/22/2010
	26,000	21.03	02/27/2011
	50,000	20.06	06/28/2011
	39,600	18.58	02/25/2012
Lawrence E. De Simone	0			29,891	841,724
Leon J. Olivier	10,000	19.93	09/11/2011	24,712	695,886
	9,900	18.58	02/25/2012
Gregory B. Butler	0			29,170	821,419

(1)	There have been no new grants of stock options made since the fiscal year ended December 31, 2002.
(2)	The market value of the restricted share units is determined by multiplying the number of shares by $28.16, the closing price of NU common shares on December 29, 2006, the last trading day of the fiscal year.

OPTIONS EXERCISED AND STOCK VESTED IN 2006

The following table reports amounts realized on equity compensation during the fiscal year ended December 31, 2006. In 2006 Messrs. McHale and Butler exercised options. The Stock Awards columns report the vesting of restricted share and RSU grants to officers in 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting (3)
Charles W. Shivery	—	—	33,383	655,637
David R. McHale	11,001	16,604	4,558	67,316
Cheryl W. Grisé	—	—	25,697	327,285
Lawrence E. De Simone	—	—	5,542	108,835
Leon J. Olivier	—	—	6,414	98,701
Gregory B. Butler	29,800	275,631	8,546	129,653

(1)	The amounts shown represent the amounts realized on the option exercises, which is the difference between the option exercise price and the market price on the date of exercise.
(2)	The amounts vested include long-term incentive grants as follows: one-fourth of the restricted shares granted in 2003; one-fourth of the RSUs granted in 2004, half of which were immediately paid and half of which were deferred; and one-third of the RSUs granted in 2005, half of which were immediately paid and half of which were deferred, except for Mr. Shivery whose entire 2005 grant year award was deferred until retirement. Amounts vested also include one-third of a special grant of RSUs in 2004 to Mr. Shivery and Mrs. Grisé in connection with their 2003 Annual Incentive Program award, and one-fourth of the restricted shares granted to Mr. Shivery on his appointment as Chairman, CEO and President of NU. In all cases, payment is made in cash sufficient to satisfy applicable tax withholding and the remainder in NU common shares. Included in the value realized are values associated with deferred RSUs, which are also reported in the Registrant Contributions in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table.
(3)	Value realized is based on the $19.64 closing market price of NU common shares on February 24, 2006. This value includes the value of vested, deferred RSUs.

PENSION BENEFITS IN 2006

The Pension Benefits Table sets forth the estimated present value of accumulated retirement benefits that would be payable to each named executive officer upon his or her retirement as of the date upon which he or she can first obtain an unreduced pension benefit (see below). The table separates the benefits into those available through the Retirement Plan, the Supplemental Plan and any additional benefits made available through the respective officer’s employment agreement. The Supplemental Plan provides a make whole benefit that takes into account compensation received by the officer not permitted to be recognized under a tax-qualified plan and provides a target benefit if the eligible officer continues service until age 60. The Supplemental Plan also takes into account elements of compensation that are not taken into account for officers under the Retirement Plan. This includes compensation equal to (i) deferred compensation, and (ii) the value of awards under the Annual Incentive Program for officers and for Mrs. Grisé as to her target benefit and

Messrs. McHale and Butler as to their make whole benefit, and long-term incentives, the value of which is frozen at the 2001 target grant level.

The present value of accumulated benefits shown in the Pension Benefits Table is calculated as of December 31, 2006. The present value is calculated assuming benefits would be paid in the form of a 50% contingent annuitant option (normal form of payment for the Target Benefit). For Mr. McHale, benefits are expressed in a single life annuity form. For Mr. Olivier, who has a special retirement arrangement, it was assumed that his special retirement benefit would be paid as a lump sum, and his Retirement Plan benefit would be paid in the form of a 33.33% contingent annuitant option (normal form for the Retirement Plan). For this table, it was assumed that none of Mr. Olivier’s benefit is provided under the Supplemental Plan. In addition, the present value of accrued benefits for any named executive officer assumes that benefits commence at the earliest age at which the participant could retire and receive unreduced benefits. Except for Mr. Olivier, unreduced benefits are available at the earlier of (a) attainment of age 65 or (b) attainment of at least age 60 when age plus service equals 85 or more years. Mr. Olivier’s unreduced benefit is available at age 60 according to his employment agreement. The following chart summarizes the unreduced retirement ages for each of the named executive officers:

Shivery	65
Butler	60
McHale	60
Grisé	60
Olivier	60
De Simone	Mr. De Simone announced his retirement effective January 1, 2007, and his accrued benefit, consequently, is equal to the amount immediately payable.

The limitations applicable to the Retirement Plan under the Code as of December 31, 2006 were used to determine the benefits under each plan. The accrued benefits reflect actual compensation (both base and incentives) earned during 2006. Under the terms of the Supplemental Plan, annual incentives earned for services provided in a plan year are deemed paid ratably over that plan year. For example, the 2006 annual incentive payment made in February 2007 was reflected in the 2006 plan compensation. The present value of the benefit at retirement age was determined by using the discount rate under Statement of Financial Accounting Standards No. 87 (FAS 87) for 2006 fiscal year end measurement (as of December 31, 2006) of 5.90%. This present value assumes no preretirement mortality, turnover or disability. However, for the postretirement period beginning at the retirement age, the 1994 Uninsured Pension Mortality Table was used (same table used for financial reporting under FAS 87). Additional assumptions are as set forth in section 6 of the Management’s Discussion and Analysis and Results of Operations section of our annual report to shareholders for the fiscal year ended December 31, 2006 as incorporated by reference in our 2006 Form 10-K report filed with the Securities and Exchange Commission.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Charles W. Shivery	Retirement Plan	4.6	125,990
	Supplemental Plan	4.6	1,617,675
	Other Special Benefit(1)	7.6	1,141,516

David R. McHale	Retirement Plan	25.3	357,873
	Supplemental Plan	25.3	813,665

Cheryl W. Grisé	Retirement Plan	26.4	722,488
	Supplemental Plan	26.4	5,600,027

Lawrence E. De Simone(2)	Retirement Plan	2.3	0
	Supplemental Plan	2.3	0
	Other Special Benefit	2.3	868,125

Leon J. Olivier(3)	Retirement Plan	7.8	224,302
	Supplemental Plan	5.3	0
	Other Special Benefit	5.3	1,126,818
	Other Special Benefit	31.3	1,327,977	105,966

Gregory B. Butler	Retirement Plan	10.0	191,265
	Supplemental Plan	10.0	737,347

(1)	Mr. Shivery’s actual service with the NU System is 4.6 years as of December 31, 2006; however, Mr. Shivery’s employment agreement provides for a special retirement benefit consisting of an amount equal to the difference between: (i) the equivalent of fully-vested benefits under the Retirement Plan and the Supplemental Plan calculated by adding three additional years to his actual service and using an early retirement commencement reduction factor of two percent per year for each year Mr. Shivery’s age at retirement commencement is under age 65, if better than the factors then in use under the Retirement Plan, and (ii) benefits otherwise payable from the Retirement Plan and the Supplemental Plan. The value of the additional three years of service on December 31, 2006 is $1,141,516.
(2)	Mr. De Simone retired effective January 1, 2007 without a vested benefit in the Retirement Plan.
(3)

Mr. Olivier was employed with Northeast Nuclear Energy Company, a subsidiary of NU, from October of 1998 through March of 2001. In connection with this employment, he was granted a special retirement benefit that provided credit for service with his previous employer in calculating his defined benefit pension value, which was offset by the pension benefit provided by the previous employer. The benefit, which commenced upon Mr. Olivier’s 55th birthday, provides an annuity of $105,966 per year in a form that provides no contingent annuitant benefit. The present value of future payments is calculated using the actuarial assumptions that are in use for the Retirement Plan. Mr. Olivier was rehired by the NU System in September of 2001. The terms of Mr. Olivier’s current employment agreement provide for certain supplemental pension benefits in lieu of benefits under the Supplemental Plan if certain eligibility requirements are met, in order to provide a benefit similar to that provided by his previous employer. Under this arrangement, if Mr. Olivier remains in continuous employment with the Company until September 10, 2011 (or separates from the Company earlier with the Company’s permission), he will be eligible for a special benefit, subject to reduction for termination prior to age 65, of three percent of final average compensation for each of his first 15 years of service since September 10, 2001, plus one percent of final average compensation for each of the second 15 years of service. Alternatively, if Mr Olivier voluntarily terminates his employment with the Company after his 60th birthday, or is earlier terminated by the Company for any reason other than “cause”, he may receive upon retirement a lump sum payment of $2,050,000 in lieu of benefits under the Supplemental Plan and the benefit described in the preceding sentence. These supplemental pension benefits will be offset by the value of any benefits he receives from the Retirement Plan. If the conditions described above are not met, then Mr. Olivier would be eligible for the make whole benefit under the Supplemental Plan. Amounts reported in the table assume his separation at age 60 and payment of the lump sum benefit of $2,050,000, as offset by Retirement Plan benefits.

NONQUALIFIED DEFERRED COMPENSATION IN 2006

The table below sets forth values associated with the deferral of vested RSUs related to the 2004 and 2005 grants reported in the Outstanding Equity at Fiscal Year End Table. In addition, the table below sets forth the value of elective contributions, Company matching contributions and earnings pursuant to the Deferral Plan. More information about the Deferral Plan is available in the Compensation Discussion and Analysis. Only Messrs. Shivery and Olivier and Mrs. Grisé elected to participate in the Deferral Plan in 2006. Mr. Butler holds a balance in the Deferral Plan relating to participation prior to 2006, and Messrs. McHale and De Simone have never participated.

Earnings on deferred RSUs are in the form of reinvested dividend equivalents that track actual dividends on NU common shares.

Deferrals of base salary and incentive compensation into the Deferral Plan are made pursuant to advance elections made by the executive officer in compliance with Section 409A of the Code, providing for distribution after a stated number of years or after termination of employment in lump sum or installments, as specified under the election. The deferrals are deemed to be invested in phantom funds, at the direction of the executive, which mirror, with some exceptions, the investments offered to all eligible employees through the Savings Plan. The Savings Plan offers participants investment in various mutual funds offered by Fidelity Investments and a managed balanced fund.

No distributions of deferred RSUs or Deferral Plan balances were made in 2006.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Charles W. Shivery	27,565	356,942	48,485	0	772,373
David R. McHale	0	33,658	1,617	0	63,991
Cheryl W. Grisé	10,646	120,000	42,357	0	409,794
Lawrence E. De Simone	0	54,418	2,036	0	80,563
Leon J. Olivier	111,750	55,108	37,004	0	573,596
Gregory B. Butler	0	64,827	5,600	0	158,285

(1)	The amounts in this column represent base salary deferrals by the named executive officers under the terms of the Deferral Plan for the fiscal year ended December 31, 2006.
(2)	The amounts in this column include Company matching contributions made to the Deferral Plan posted January 31, 2006 in notional common shares of Northeast Utilities with respect to contributions by the named executive officers in the fiscal year ended December 31, 2005 as reported in the All Other Compensation column of the Summary Compensation Table (Mr. Shivery—$19,249, Mrs. Grisé—$9,334, and Mr. Olivier—$5,758); all other amounts relate to the value of vested restricted share units automatically deferred under the terms of the respective Long-Term Incentive Program as of the February 27, 2006 vesting date (at a share price of $19.64). For more information, reference the notes to the Options Exercised and Stock Vested Table.
(3)	The amounts in this column represent the total market value at December 31, 2006 of Deferral Plan balances plus the value of all deferred RSUs.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The discussion and tables below reflect the amount of compensation that would be payable to each of the named executive officers (except for Mr. De Simone, whose payments upon retirement are set forth in a separate table) of the Company in the event of termination of such executive’s employment upon his or her (I) termination for cause, (II) voluntary termination, (III) involuntary not-for-cause termination, (IV) termination in the event of disability, (V) death, and (VI) termination following a change of control. The amounts shown assume that each termination was effective as of December 29, 2006, the last business day of the fiscal year as required under SEC reporting requirements. Because payouts under the Annual Incentive Program require employment through the end of the performance year, amounts reflected do not include incentive payments unless, according to program documents, such payment would have been made as a result of the officer’s retirement, death or disability on December 29. The actual amounts to be paid out would be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer terminates employment, he or she is entitled to receive certain amounts earned during his or her term of employment. Such amounts include:

•	vested restricted shares and RSUs;

•	amounts contributed under the Deferral Plan;

•	vested matching contributions under the Deferral Plan;

•	pay for unused vacation; and

•	amounts accrued and vested through the Retirement Plan, the Savings Plan and the Supplemental Plan.

I. Post-Employment Compensation: Termination for Cause

Type of Payment	Shivery ($)	McHale ($)	Grisé ($)	Olivier ($)	Butler ($)
Incentive Programs(1)
Annual Incentives	—	—	—	—	—
Performance Cash	—	—	—	—	—
Restricted Stock and RSUs	580,857	63,991	242,226	89,588	146,549
Pension and Deferred Compensation
Retirement Plan(2)	—	251,079	492,770	167,668	129,631
Supplemental Plan(2)	—	—	—	—	—
Special Retirement Benefit(2)	—	—	—	—	—
Deferral Plan(3)	134,893	—	139,637	469,603	6,988
Other Benefits
Health and Welfare Cash Value	—	—	—	—	—
Perquisites	—	—	—	—	—
Separation Payments
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	715,750	315,070	874,633	726,860	283,168

(1)	The assumed termination date for purposes of these tables is December 29, 2006. The 2006 Annual Incentive Program and all current long-term Performance Cash Programs provide for no payout in the event that a participant's employment terminates for any reason other than retirement, death or disability before December 31, 2006. Only those RSUs that were previously vested but not yet paid would be payable upon a termination for cause.
(2)	Only vested benefits under the Retirement Plan and the make whole benefit under the Supplemental Plan would be available in the event of a termination for cause. Mr. Shivery has not yet accumulated five years of credited service and is not yet eligible to receive a benefit under the Retirement Plan. None of the named executive officers has satisfied the minimum requirements (at least age 55 with at least 10 years of service) to be eligible to receive a make whole benefit under the Supplemental Plan on account of a termination for cause.
(3)	The amounts in this row represent vested balances in the Deferral Plan at December 31, 2006, which would be payable in accordance with previous distribution elections following separation for any reason.

II. Post-Employment Compensation: Voluntary Termination

Type of Payment	Shivery ($)	McHale ($)	Grisé ($)	Olivier ($)	Butler ($)
Incentive Programs(1)
Annual Incentives	1,698,395	—	—	451,419	—
Performance Cash	1,121,190	—	—	250,250	—
Restricted Stock and RSUs	1,793,172	63,991	242,226	314,700	146,549
Pension and Deferred Compensation
Retirement Plan(2)	—	251,079	492,770	167,668	129,631
Supplemental Plan(2)		—	—	—	—
Special Retirement Benefit(2)	2,885,181	—	—	—	—
Deferral Plan(3)	191,516	—	139,637	484,008	6,988
Other Benefits(4)
Health and Welfare Cash Value	121,934	—	—	—	—
Perquisites		—	—	—	—
Separation Payments
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	7,811,388	315,070	874,633	1,668,045	283,168

(1)	The 2006 Annual Incentive Program and all current Performance Cash Programs provide for no payout in the event that a participant's employment terminates for any reason other than retirement, death or disability before December 31, 2006. “Retirement” is defined as eligibility to immediately commence a post-employment benefit under the Retirement Plan, Supplemental Plan or other employment agreement with an NU System company. Both Mr. Shivery and Mr. Olivier meet these criteria and would, therefore, receive payouts under the 2006 Annual Incentive Program and prorated payouts of the 2005-2007 and 2006-2008 Performance Cash awards, which would be based on final results and paid in the first quarter of 2008 and 2009, respectively. The amounts reflected in the table are projections assuming target performance under Performance Cash Programs. For the RSUs granted under the 2004, 2005 and 2006 Long-Term Incentive Programs, both Mr. Shivery and Mr. Olivier would receive a prorated payout of unvested RSUs for time worked in the vesting period that would otherwise be completed on February 25, 2007. All named executive officers would receive full payment for all previously vested but not yet paid RSUs.
(2)	Pension amounts are present values at the end of 2006 of life annuities payable to each named executive officer at age 65 (age 60 for Mr. Olivier). All assumptions used to calculate these pension values are the same as those described in the notes attached to the Pension Benefits Table.
(3)	The deferred compensation values are vested balances for all named executive officers. Mr. Shivery and Mr. Olivier are eligible for accelerated vesting of the employer match for 2003 through 2005 because of their retirement eligibility. Mrs. Grisé and Mr. Butler would forfeit this unvested match upon voluntary separation.
(4)	Mr. Shivery’s employment agreement provides for immediate eligibility for retiree health or the cash equivalent regardless of his actual age and years of service. Outside of this agreement, he would not otherwise qualify for these benefits. The amount shown is the lump sum cash value of Company contributions for these benefits grossed up for applicable withholding taxes.

III. Post-Employment Compensation: Involuntary Termination, Not for Cause

Type of Payment	Shivery ($)	McHale ($)	Grisé ($)	Olivier ($)	Butler ($)
Incentive Programs(1)
Annual Incentives	1,698,395	—	530,613	451,419	—
Performance Cash	1,121,190	—	401,902	250,250	—
Restricted Stock and RSUs	4,595,697	63,991	813,885	314,700	146,549
Pension and Deferred Compensation
Retirement Plan(2)	—	284,410	552,663	242,964	145,760
Supplemental Plan(2)	—	—	4,295,169	—	—
Special Retirement Benefit(2)	4,254,685	391,049	201,993	1,807,036	613,289
Deferral Plan(3)	191,516	—	167,568	484,008	11,736
Other Benefits(4)
Health and Welfare Cash Value	125,829	10,572	21,142	108,546	21,142
Perquisites	7,000	7,000	7,000	—	7,000
Separation Payments(5)
Separation Payment for Non-Compete Agreement	1,837,692	583,847	878,287	—	593,437
Separation Payment for Liquidated Damages	1,837,692	583,847	878,287	—	593,437

Total	15,669,696	1,924,716	8,748,509	3,658,923	2,132,350

(1)	Messrs. Shivery and Olivier would satisfy the criteria for retirement treatment under Annual and Long -Term Incentive Programs as described in the Voluntary Termination Table. Mrs. Grisé would be eligible for retirement treatment under a provision of the Retirement Plan that allows for immediate commencement of retirement benefits if a participant is involuntarily terminated without cause between age 50 and 55 with at least 65 years of age and service. Mr. Shivery's employment agreement calls for full vesting and payout of all restricted shares and RSUs upon involuntary termination without cause. All named executive officers would receive full payment for all previously vested but not yet paid RSUs.
(2)	Employment agreements for all but Mr. Olivier provide for an addition of two years of age and service in the calculation of pension benefits available upon an involuntary termination without cause. For Mr. Shivery, this two years of added age and service is in addition to the three years of added service upon a voluntary termination. Pension amounts reflected above are present values at the end of 2006 of benefits payable to each NEO at the earliest unreduced benefit age (Mr. Shivery—age 63, Mr. McHale—age 63, Mrs. Grisé—age 63, Mr. Olivier—age 58, and Mr. Butler—age 63). All but the benefit payable to Mr. Olivier are annuities that are calculated using the same assumptions as detailed in the notes to the Pension Benefits Table. Under the terms of his employment agreement, if Mr. Olivier is terminated for any reason other than “cause,” he is made immediately eligible for a special retirement benefit paid as a lump sum of $2,050,000 as offset by benefits from the Retirement Plan.
(3)	The deferred compensation values are vested balances for all NEOs. Messrs. Shivery and Olivier and Mrs. Grisé are eligible for accelerated vesting of the employer match for 2003 through 2005 because of their retirement eligibility. Mr. Butler would forfeit his unvested match upon involuntary termination.
(4)

Employment agreements for all but Mr. Olivier provide for the payment of two years of active benefits value and retirement benefits if adding the two years of age and service would have made the officer eligible under the retiree health plan. Mr. Shivery’s employment agreement provides for automatic eligibility for retiree health benefits, and Mr. Olivier’s employment agreement provides for retiree health benefits if he is terminated without cause. Mrs. Grisé would be eligible for retiree health benefits under the retiree health plan. Six months of Company-paid

COBRA benefits are generally made available to all employees who are involuntarily terminated without cause. Thus, the amounts reported in the table are the cash value of 18 months of Company contributions for all but Mr. Olivier plus retiree benefits for Mr. Shivery and Mr. Olivier, who would not otherwise be eligible for retiree health benefits except as provided under their employment agreements. These amounts would be paid as a single lump sum and grossed up for applicable withholding taxes. All except Mr. Olivier are also eligible to receive two years of reimbursement of financial planning and tax preparation services.

(5)	Employment agreements for all but Mr. Olivier provide for a severance payment equal to two times the base salary plus annual incentives at target, one multiple of which is associated with the signing of a non-compete agreement.

IV. Post-Employment Compensation: Termination Upon Disability

Type of Payment	Shivery ($)	McHale ($)	Grisé ($)	Olivier ($)	Butler ($)
Incentive Programs(1)
Annual Incentives	1,698,395	395,693	530,613	451,419	383,279
Performance Cash	1,521,190	276,506	789,402	332,050	512,796
Restricted Stock and RSUs	1,793,172	63,991	813,885	314,700	146,549
Pension and Deferred Compensation
Retirement Plan(2)	—	553,943	900,074	224,302	164,118
Supplemental Plan(2)	1,743,665	1,166,430	6,959,366	—	634,400
Special Retirement Benefit(2)	1,141,516	—	—	1,126,818	—
Deferral Plan(3)	191,516	—	167,568	484,008	11,736
Other Benefits(4)
Health and Welfare Cash Value	—	—	—	100,977	—
Perquisites	—	—	—	—	—
Separation Payments
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	8,089,454	2,456,563	10,160,908	3,034,274	1,852,878

(1)	The 2006 Annual Incentive Program and all current long-term Performance Cash Programs provide for payout in the event that a participant's employment terminates for reason of disability. While actual values are reported for the 2006 Annual Incentive Program amounts, amounts shown for the Performance Cash Program for 2004-2006, 2005-2007 and 2006-2008 are based on target performance in accordance with program rules and prorated for time worked in the performance period. For RSUs, a disabled participant would receive payout of unvested RSUs prorated for time worked in the vesting period that would otherwise be completed on February 25, 2007 plus payment for all previously vested but not yet paid RSUs.
(2)	Under the Company’s Long-Term Disability (LTD) program, disabled participants in the Retirement Plan are allowed to continue to accrue service in the Retirement Plan during the period when they are receiving disability payments. Disability payments stop when the LTD participant elects to commence pension payments, but not later than age 65. We have assumed similar treatment in the development of the pension amounts reported in this table. For purposes of valuing the pension benefits, we have assumed that each named executive officer would remain on LTD until his or her first unreduced make whole or target pension benefit age (Mr. Shivery—65, Mr. McHale—55, Mrs. Grisé—57, Mr. Olivier—60, and Mr. Butler—age 62). All but the benefit payable to Mr. Olivier are life annuities that are calculated using the same assumptions as detailed in the notes to the Pension Benefits Table. Mr. Olivier’s benefit would be paid as a lump sum of $2,050,000 as offset by benefits from the Retirement Plan.

(3)	The deferred compensation values are vested balances for all named executive officers since all unvested employer match would become vested upon disability.
(4)	Mr. Olivier’s employment agreement provides for retiree health benefits if he is terminated without cause even if he would not otherwise qualify for such benefits. The amount reported is the value of Company contributions for these benefits paid as a single lump sum grossed up for applicable withholding taxes.

V. Post-Employment Compensation: Death

Type of Payment	Shivery ($)	McHale ($)	Grisé ($)	Olivier ($)	Butler ($)
Incentive Programs(1)
Annual Incentives	918,846	230,000	345,992	267,175	233,778
Performance Cash	1,521,190	276,506	789,402	332,050	512,796
Restricted Stock and RSUs	1,793,172	63,991	813,885	314,700	146,549
Pension and Deferred Compensation
Retirement Plan(2)	—	115,228	810,360	242,964	92,877
Supplemental Plan(2)		—	6,042,240	—	145,346
Special Retirement Benefit(2)	1,773,947	—	—	1,807,036	—
Deferral Plan(3)	191,516	—	167,568	484,008	11,736
Other Benefits(4)
Health and Welfare Cash Value	57,511	—	—	40,706	—
Perquisites	—	—	—	—	—
Separation Payments
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	6,256,182	685,725	8,969,447	3,488,639	1,423,082

(1)	The 2006 Annual Incentive Program and 2004-2006, 2005-2007 and 2006-2008 Performance Cash Programs provide for payout in the event that a participant’s employment terminates for reason of death. All such payments would be prorated for time worked in each performance period and paid at target. For RSUs, a deceased participant's beneficiary would receive prorated payout of unvested RSUs for time worked in the vesting period that would otherwise be completed on February 25, 2007 plus payment for all previously vested but not yet paid RSUs.
(2)	Represents the lump sum present value of pension payments to the surviving beneficiary of each named executive officer.
(3)	The deferred compensation values are vested balances for all named executive officers since all unvested employer match would become vested on account of death.
(4)	Messrs. Shivery and Olivier’s employment agreements provide, upon their death, for retiree health benefits for their respective spouses if Messrs. Shivery and Olivier would not otherwise qualify for such benefits. The amount reported is the value of Company contributions for these benefits paid as a single lump sum grossed up for applicable withholding taxes.

Payments Made Upon a Change of Control:

The Company has entered into employment agreements with Messrs. Shivery, McHale, Olivier and Butler and Mrs. Grisé. In addition, Mr. Olivier participates in the Special Severance Program for Officers of Northeast Utilities System Companies (SSP) providing for benefits upon termination connected with a Change of Control, while other named executive officers have Change of Control benefits pursuant to the terms of their employment agreements. Also, the agreements and the SSP are binding on Northeast Utilities and, except for Mr. Shivery’s agreement, on certain majority-owned subsidiaries of Northeast Utilities. The terms of the various employment agreements (Agreements) are substantially similar except as applied to Mr. Olivier, whose Agreement references the change of control provisions of the SSP. Pursuant to the Agreements and under the terms of the SSP, if the executive’s employment terminates following a Change of Control (other than termination for “cause” or by reason of death or disability) or if the executive terminates his or her employment in certain circumstances defined in the Agreements as constituting “good reason,” then in addition to the benefits listed above, the named executive officer will receive, upon signing a release of all legal actions against the Company:

•

a lump sum severance payment (except for Mr. Olivier) of two-times the sum of the executive’s base salary and all annual awards that would be payable for the relevant year determined at target (Base Compensation);

•	in consideration for a non-competition and non-solicitation covenant, a lump sum payment of one-times Base Compensation (two-times Base Compensation for Mr. Olivier under the terms of the SSP);

•	active health continuation coverage for three years (two years, for Mr. Olivier), or the cash equivalent;

•

benefits under the Supplemental Plan (except for Mr. Olivier, whose benefits are further described below) without regard to satisfaction of eligibility for the Target Benefit with favorable actuarial reductions and imputation of 36 months to the executive’s age and service over that provided for upon voluntary termination of employment;

•	all restricted shares and RSUs held by the executive will automatically vest and be paid, and

•	an amount equal to the excise tax (except for Mr. Olivier) charged to the executive under the Code as a result of the receipt of any change of control payments, plus tax gross-up.

The descriptions of the various Agreements set forth above are for purpose of disclosure in accordance with the proxy statement and other disclosure rules of the SEC and shall not be controlling on any party; the actual terms of the agreements themselves determine the rights and obligations of the parties.

VI. Post-Employment Compensation: Termination Following a Change of Control

Type of Payment	Shivery ($)	McHale ($)	Grisé ($)	Olivier ($)	Butler ($)
Incentive Programs(1)
Annual Incentives	1,698,395	395,693	530,613	451,419	383,279
Performance Cash	2,710,000	482,600	1,190,500	581,800	775,100
Restricted Stock and RSUs	4,595,697	671,054	1,801,624	785,474	967,967
Pension and Deferred Compensation
Retirement Plan(2)	—	302,116	784,933	242,964	154,271
Supplemental Plan(2)	—	—	6,057,428	—	—
Special Retirement Benefit(2)	5,069,577	696,052	2,530,736	1,807,036	883,803
Deferral Plan(3)	191,516	—	167,568	484,008	11,736
Other Benefits(4)
Health and Welfare Cash Value	131,192	18,398	36,797	113,931	36,797
Perquisites	8,500	8,500	8,500	8,500	8,500
Separation Payments(5)
Excise Tax & Gross-Up	4,227,453	1,323,186	5,842,763	—	1,532,938
Separation Payment for Non-Compete Agreement	1,837,692	583,847	878,287	678,214	593,437
Separation Payment for Liquidated Damages	3,675,385	1,167,694	1,756,574	678,214	1,186,874

Total	24,145,407	5,649,139	21,586,322	5,831,559	6,534,703

(1)	All named executive officers meet the criteria for retirement treatment under the Annual Incentive Program and would receive a payout under the 2006 Annual Incentive Program based on actual results. Under the terms of the 2004-2006, 2005-2007 and 2006-2008 Performance Cash Programs, participants who are terminated upon a Change of Control become eligible for immediate payout of a target award, and under the terms of the outstanding grants of restricted shares and RSUs, all unvested shares and share units held by participants terminated upon a Change of Control would be immediately vested and paid.
(2)	Employment agreements for all but Mr. Olivier provide for the addition of three years of age and service in the calculation of pension benefits available upon termination following a Change of Control. For Mr. Shivery, this three years of added age and service are in addition to the three years of added service provided upon his voluntary termination. Pension amounts reflected in the table are present values at the end of 2006 of benefits payable to each NEO at the earliest unreduced benefit age (Mr. Shivery—age 62, Mr. McHale—age 62, Mrs. Grisé—age 62, Mr. Olivier—age 58, and Mr. Butler—age 62). All but the benefit payable to Mr. Olivier are annuities that are calculated using the assumptions detailed in the notes to the Pension Benefits Table. Mr. Olivier's benefit would be paid as a lump sum of $2,050,000 as offset by benefits from the Retirement Plan.
(3)	The deferred compensation values are vested balances for all named executive officers since all unvested match would become fully vested upon the occurrence of a change of control.
(4)

Employment agreements for all but Mr. Olivier provide for the payment of three years of active health benefits value and retiree health benefits if adding the three years of age and service would have made the executive eligible under the Retirement Plan. Mr. Olivier is a participant in the SSP and, as such, is eligible for two years of active health benefits continuation. Mrs. Grisé would be eligible for retiree health benefits under the Retirement Plan. Six months of Company-paid COBRA benefits are generally made available to all employees who are involuntarily terminated without cause, so the amounts reported in the table are the cash value of 30 months of Company contributions for all but Mr. Olivier, whose benefit would be the cash value of 18 months of Company contributions. In addition to continuation of active health benefits, retiree health benefits for Messrs. Shivery and Olivier, which are provided for in their employment agreements regardless of eligibility, would be paid as a single lump sum and grossed up for applicable withholding taxes. All named executive officers are also eligible to receive three years of reimbursement of financial planning and tax preparation services.

(5)	Excise Tax gross-up: Upon a Change of Control, employees may be subject to certain excise taxes under Section 280G of the Code. Employment agreements for all but Mr. Olivier provide for a grossed-up reimbursement of these excise taxes. The amounts in the table are based on a 280G excise tax rate of 20%, a statutory federal income tax withholding rate of 25%, a Connecticut state income tax rate of 5%, and a Medicare tax rate of 1.45%. Mr. Olivier’s benefit through the SSP does not provide for this payment. Severance Payments: Employment agreements for all but Mr. Olivier provide for a severance payment equal to three-times the officer’s base salary plus annual incentives at target, one multiple of which is associated with the signing of a non-compete agreement. Mr. Olivier’s benefit under the SSP would be a payment of two-times his base salary plus target annual incentives, all of which is associated with the signing of a non-compete agreement.

Lawrence E. De Simone

The following table sets forth the payments to be received by Lawrence De Simone, President- Competitive Group of Northeast Utilities, following his retirement from the Company on January 1, 2007. Pursuant to the terms of Mr. De Simone’s employment agreement, Mr. De Simone became entitled to the enumerated separation benefits if his responsibilities were significantly reduced as the result of the sale or other disposition of NU Enterprises, Inc. unrelated to a Change of Control of NU, as occurred in 2006, and he elected to terminate his employment. Because Mr. De Simone retired, he is also entitled to receive payment under the 2006 Annual Award Program. In addition, as set forth in the notes to the Grants of Plan-Based Awards Table, Mr. De Simone is eligible for distributions in the first quarter of 2008 under the 2005-2007 Performance Cash Program based on goal achievement, prorated to reflect that Mr. De Simone performed services for two years out of the three-year period, and an award under the 2006-2008 Performance Cash Program based on goal achievement, prorated to reflect that Mr. De Simone performed services for one year out of the three-year period ending December 31, 2008. Mr. De Simone vested in RSUs granted on February 14, 2006 and in prior years based on a proration of service during 2006 during which the grant was outstanding. Mr. De Simone was not eligible for a vested benefit under the Retirement Plan.

Post-Employment Compensation: Lawrence E. De Simone

Type of Payment	($)
Incentive Programs(1)
Annual Incentives	407,692
Performance Cash	356,300
RSUs	364,475
Pension and Deferred Compensation(2)
Retirement Plan	0
Supplemental Plan	0
Special Retirement Benefit	868,125
Other Benefits(3)
Health and Welfare Cash Value	19,946
Separation Payments(4)
Separation Payment for Non-Compete Agreement	811,182
Separation Payment for Liquidated Damages	811,182

Total	3,638,901

(1)	Upon his retirement, Mr. De Simone is eligible to receive a payout under the 2006 Annual Incentive Program. He is also eligible to receive a prorated payout of the 2005-2007 and 2006-2008 Performance Cash Programs, which will be paid in 2008 and 2009, respectively, based on final performance. Amounts reflected in the table are estimated payouts based on target performance. Upon Mr. De Simone’s retirement on January 1, 2007, his unvested RSUs were vested on a prorated basis for time worked, and the remaining unvested RSUs were forfeited. Payout of the vested RSUs will be made in July of 2007, with the six-month delay that is required for deferred compensation paid to “key employees” under Code Section 409A. A total of 12,943 RSUs were outstanding following proration, and 19,809 RSUs have been forfeited.
(2)	Pension values are the total accrued pension benefit payable as an annuity that pays 50% to his surviving spouse. Assumptions used in the calculation of this benefit are further discussed in the notes to the Pension Benefits table.
(3)	Mr. De Simone’s employment agreement provides for the payment of the value of two years of active health benefits upon his separation. Six months of Company-paid COBRA benefits are generally made available to all employees who are involuntarily terminated without cause, so the amounts reported in the table are the cash value of 18 months of Company contributions paid as a single lump sum and grossed up for applicable tax withholding. Payment will be made in January 2007 in accordance with Code Section 409A.
(4)	Mr. De Simone’s employment agreement provides for a severance payment equal to two times base pay plus annual incentives, one multiple of which is associated with his signing a non-compete agreement.

TRUSTEE COMPENSATION

Board of Trustee compensation is determined on the basis of competitive market practice, both in setting the overall value of compensation and the mix of cash and equity. Compensation is established at the median of the market of similarly-sized general industry companies and is provided through a combination of annual retainer, meeting fees, and equity grants in the form of RSUs. This level of compensation supports Northeast Utilities’ ability to attract Trustees with a broad range of backgrounds and experiences.

Each Trustee who is not an employee of Northeast Utilities or its subsidiaries receives an annual retainer. The Lead Trustee and the Chairs of the Audit, Compensation, Corporate Responsibility, Corporate Governance and Finance Committees receive additional annual retainers. All retainers are payable quarterly. One-half of the value of the retainers to the Chairs of the Audit and Compensation Committees is payable in the form of Northeast Utilities common shares. The following table sets forth the amounts of non-employee Trustee retainers for 2006:

Retainer	Annual Amount
Annual Retainer (all Trustees)	$45,000
Lead Trustee	$50,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Corporate Responsibility Committee Chair	$7,500
Corporate Governance Committee Chair	$7,500
Finance Committee Chair	$10,000

During 2006, each non-employee Trustee received $1,500 for each meeting of the full Board attended during the year and $1,250 for each committee meeting attended through March 7, 2006. Attendance may be in person or by conference telephone. Subsequent to March 7, 2006, the rate for attendance at committee meetings by each non-employee trustee increased to $1,500.

Under the terms of the 1998 Incentive Plan, each non-employee Trustee is eligible for share-based grants each calendar year. In January 2006, each non-employee Trustee was granted 3,000 RSUs under the 1998 Incentive Plan. These RSUs vested in January 2007. Subject to any voluntary deferral election by the Trustee (as described below), half of these RSUs were paid as newly-issued shares in January 2007 and half are mandatorily deferred and will be paid as newly-issued shares on the earlier of January 2011 or the month following such Trustee’s separation from the Board.

Beginning with the 2007 grants, guidelines for share ownership similar to the executive compensation program have been instituted and the four year mandatory deferral feature for RSUs was eliminated. Therefore, subject to any voluntary deferral election by a Trustee, Trustees will now receive all of their common shares upon vesting of the RSUs one year after the date of grant. Also beginning in 2007, Trustees have five years to attain ownership of 7,500 common shares of Northeast Utilities, representing approximately five-times the amount of their present annual retainer. Except for Mr. Leibler, who joined the Board on November 1, 2006, the ownership level for each of the current Trustees currently exceeds the share ownership guideline.

Prior to the beginning of each calendar year, non-employee Trustees may irrevocably elect to have all or any portion of their retainers and fees paid in the form of common shares of Northeast Utilities. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of some or all cash and/or share compensation including the shares issued under the 1998 Incentive Plan. Deferred funds are credited with interest at the rate set forth in Section 37-1 of the Connecticut General Statutes (as amended), which rate was 8% for all of 2006. Deferred compensation is payable in a lump sum or in one to five annual instalments in accordance with the Trustee’s prior election.

A non-employee Trustee who is asked by either the Board or the Chairman of the Board to perform additional Board-related services in the interest of the Northeast Utilities System will receive additional compensation of $750 per half-day plus necessary expenses. In addition, when the spouses of Trustees are invited to attend functions of the Board, the Company pays for the travel-related expenses of the spouses that attend such functions. The payment of a Trustee’s spousal expenses is considered imputed income to the individual Trustee, and the Company makes a gross-up payment to each such Trustee to cover the tax liability for the imputed income associated with such spousal expenses.

Following is a summary table that describes all compensation paid or accrued by each non-employee Trustee of NU in 2006.

Trustee Name	Year	Fees Earned or Paid in Cash(1)($)	Stock Awards(2)($)	Option Awards(3)($)	Non-Equity Incentive Compen- sation($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)($)	All Other Compen- sation(5)($)	Total($)
Richard H. Booth	2006	112,250	59,400	—	—	0	508	172,158
Cotton M. Cleveland	2006	94,500	59,400	—	—	8,028	899	162,827
Sanford Cloud, Jr.	2006	121,509	59,400	—	—	435	749	182,093
James F. Cordes	2006	117,509	59,400	—	—	2,072	1,362	180,343
E. Gail de Planque	2006	124,259	63,150	—	—	0	3,081	190,490
John G. Graham	2006	107,750	69,400	—	—	6,850	686	184,686
Elizabeth T. Kennan	2006	181,125	59,400	—	—	0	3,597	244,122
Kenneth R. Leibler	2006	17,250	37,680	—	—	0	294	55,224
Robert E. Patricelli	2006	113,884	65,025	—	—	0	0	178,909
John F. Swope	2006	104,000	59,400	—	—	0	131	163,531

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash, including annual retainer fees, committee and/or chairmanship fees, and meeting fees, and includes the amount of cash compensation deferred at the election of the Trustee. For the fiscal year ended December 31, 2006, Mrs. Cleveland deferred receipt of one-hundred percent of her board retainer and Mr. Graham deferred receipt of one-hundred percent of his retainer and meeting fees.
(2)

Represents the aggregate dollar amount of RSU grants expensed in 2006 under generally accepted accounting principles. Retainers paid to the Chairs of the Compensation and Audit Committees are received half in cash and half in common shares of Northeast Utilities. Amounts reported for Dr. de Planque and Messrs. Graham and Patricelli reflect the amount of these shares which represent half of their applicable retainers. For Mr. Patricelli, the Fees Earned or Paid in Cash total includes $5,625 for one-half of the retainer paid to him as Chair of the Compensation Committee during the period January 1 through July 11, 2006 that was converted to 279 NU common shares. For Dr. de Planque, the Fees Earned or Paid in Cash total includes $3,750 for one-half of the retainer paid to her as Chair of the Compensation Committee during the period July 12 through December 31, 2006 that was converted to 168 NU common shares. For Mr. Graham, the Fees Earned or Paid in Cash total includes $10,000 for one-half of the retainer paid to him as Chair of the Audit Committee during the period January 1 through December 31, 2006 that was converted to 477 NU common shares. Mr. Graham deferred the receipt of these shares in accordance with the provisions of the Northeast Utilities Deferred Compensation Plan for Trustees. As of December 31, 2006, each non-employee Trustee has the following number of restricted share holdings: 14,786 for Mr. Booth; 12,850 for Mrs. Cleveland; 7,415 for Mr. Cloud; 9,757 for Mr. Cordes; 8,010 for Dr. de Planque; 15,712 for Mr. Graham; 15,221 for Dr. Kennan; 1,510 for Mr. Leibler; 6,355 for Mr. Patricelli, and 11,712 for Mr. Swope.

These amounts represent restricted shares and restricted share units, including deferred share units (except for Mr. Leibler, who only has restricted share units) held in deferral accounts under the Northeast Utilities Deferred Compensation Plan for Trustees, for all years of service as a non-employee Trustee, plus applicable dividend equivalents that are subject to the same restrictions as the underlying restricted share units. As of December 31, 2006, each non-employee Trustee has the following number of options, all of which are vested: 5,000 for Mr. Booth; 12,500 for Mrs. Cleveland; 7,500 for Mr. Cloud; 5,000 for Mr. Cordes; 12,500 for Dr. de Planque; 9,000 for Dr. Kennan; 12,500 for Mr. Patricelli, and 12,500 for Mr. Swope. Neither Mr. Graham nor Mr. Leibler had options to purchase Company shares as of December 31, 2006. These restricted holdings as well as the option holdings of each non-employee Trustee are included in the Security Ownership Table appearing prior to the Compensation Discussion and Analysis section of this proxy.

(3)	No option awards were made to non-employee Trustees in the fiscal year ended December 31, 2006.
(4)	This column reports, for those non-employee Trustees who deferred any part of their cash compensation, the difference between the interest earned on those deferrals under the NU Deferred Compensation Plan for Trustees and an IRS-prescribed applicable federal rate which represents a market rate of return. Northeast Utilities does not provide pension benefits to its non-employee Trustees.
(5)	This column reports the amount of tax gross-ups provided to non-employee Trustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Trustees and executive officers of Northeast Utilities and persons who beneficially own more than ten percent of the outstanding common shares of Northeast Utilities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on such reports and the written representations of our Trustees and executive officers, Northeast Utilities believes that for the year ended December 31, 2006, all such reporting requirements were complied with in a timely manner, except for Dr. Elizabeth Kennan, who reported one late transaction on a Form 4 filed on May 30, 2006. The delay was the result of administrative oversight at the Company and was not the fault of the reporting person.

SHARE PERFORMANCE CHART

The following chart compares the cumulative total return on an investment in Northeast Utilities common shares with the cumulative total return of the S&P 500 Stock Index and the S&P Electric Companies Index over the last five fiscal years, in accordance with the rules of the SEC, assuming $100 invested on January 1, 2002 in Northeast Utilities common shares, the S&P 500 Index and the S&P Electric Companies Index, with all dividends reinvested. Total return of Northeast Utilities common shares assumes reinvestment of all dividends on payment date. Values shown are as of December 31 of each year.

Comparison of Five Year Cumulative Total Return Among

Northeast Utilities, S&P 500 Index and S&P Electric Utilities Index

(Assumes $100 invested on January 1, 2002 in Northeast Utilities (NU) common shares,

S&P 500 Index and S&P Electric Utilities Index with all dividends reinvested)

PROPOSAL 2

RATIFICATION OF THE SELECTION OF AUDITORS

The independent registered public accounting firm of Deloitte & Touche LLP was appointed by the Audit Committee to serve as independent auditors of Northeast Utilities and its subsidiaries for 2006. The shareholders ratified the selection of Deloitte & Touche LLP as the independent auditors for Northeast Utilities and its subsidiaries at the 2006 Annual Meeting of Shareholders. Pursuant to the recommendation of the Audit Committee, the Board of Trustees now recommends that shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP to conduct an audit of Northeast Utilities and its subsidiaries for 2007. The Declaration of Trust of the Company does not require that its shareholders ratify the selection of independent auditors. The Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders. This is consistent with the responsibilities of the Audit Committee as outlined in its charter.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders at the meeting.

The affirmative vote of a majority of those votes cast at the meeting is required to ratify the selection of Deloitte & Touche LLP.

The Board of Trustees recommends that shareholders vote FOR this proposal.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Pre-Approval of Services Provided by Principal Auditors

The Audit Committee has established policies and procedures regarding the pre-approval of services provided by the principal auditors. Those policies and procedures delegate pre-approval of services to the Audit Committee Chair and/or Vice Chair provided that such offices are held by Trustees who are “independent” within the meaning of the Sarbanes-Oxley Act of 2002 and that all such pre-approvals are presented to the Audit Committee at the next regularly scheduled meeting of the Committee.

Fees Paid to Principal Auditor

The Company’s principal auditor was paid fees aggregating $3,134,359 and $3,535,700 for the years ended December 31, 2006 and 2005, respectively, comprised of the following:

1.    Audit Fees

The aggregate fees billed to NU and its subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the Deloitte Entities), for audit services rendered for the years ended December 31, 2006 and

2005 totaled $2,938,255 and $3,309,000, respectively. The audit fees were incurred for audits of the annual consolidated financial statements of NU and its subsidiaries, reviews of financial statements included in quarterly reports on Form 10-Q of NU and its subsidiaries, comfort letters, consents and other costs related to registration statements and financings. The fees also included audits of internal controls over financial reporting as of December 31, 2006 and 2005.

2.    Audit Related Fees

The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for audit related services rendered for the years ended December 31, 2006 and 2005 totaled $150,000 and $148,000, respectively, primarily related to the examination of management’s assertions of CL&P’s, PSNH’s and WMECO’s securitization subsidiaries and the Company’s 401k Plan.

3.    Tax Fees

The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for tax services for the years ended December 31, 2006 and 2005 totaled $44,604 and $55,000, respectively. These services related solely to reviews of tax returns. There were no services related to tax advice or tax planning.

4.    All Other Fees

The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for the years ended December 31, 2006 and 2005 for services other than the services described above totaled $1,500 and $23,700, respectively, primarily related to access to an accounting research database (in 2006) and tax return software licensing (in 2005).

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. No services were provided which were not pre-approved.

The NU Audit Committee has considered whether the provision by the Deloitte Entities of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence and has concluded that the Deloitte Entities were and are independent of the Company in all respects.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is solely responsible for oversight of the relationship of Northeast Utilities with its independent auditors on behalf of the Board of Trustees. As part of its responsibilities, during 2006, the Audit Committee:

•

received from the independent auditors the written disclosure, including the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and has discussed these matters and the independent auditors’ independence with the independent auditors as required by the Securities and Exchange Commission independence rules, Rule 2-01 of regulation S-X;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	reviewed and discussed the audited consolidated financial statements of Northeast Utilities for the years ended December 31, 2006 and 2005 with management.

The Board of Trustees and the Audit Committee are aware of the requirements of the Sarbanes-Oxley Act of 2002, the recent increased scrutiny of financial statement disclosures of publicly held companies and the related rulemaking issued by the Securities and Exchange Commission. The Audit Committee has discussed the appropriateness and adequacy of disclosures in the consolidated financial statements with management and the independent auditors in light of this guidance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements be included in Northeast Utilities’ Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Committee has directed the preparation of this report and has approved its content and submission to shareholders.

Respectfully submitted,

John G. Graham (Chair)

Richard H. Booth (Vice Chair)

James F. Cordes

E. Gail de Planque

Elizabeth T. Kennan

Kenneth R. Leibler

John F. Swope

Dated: February 20, 2007

PROPOSAL 3

APPROVAL OF THE AMENDED INCENTIVE PLAN

On February 13, 2007, the Compensation Committee, on delegated authority from the Board of Trustees, adopted the Amended Incentive Plan, subject to approval of Northeast Utilities’ shareholders. A copy of the Amended Incentive Plan is attached as Appendix A. The Amended Incentive Plan is intended to amend and restate the Northeast Utilities Incentive Plan that was approved by Northeast Utilities’ shareholders at the 1998 Annual Meeting of Shareholders (the 1998 Incentive Plan) and re-approved by the shareholders at the 2003 Annual Meeting to comply with the requirements of Section 162(m) of the Code. The 1998 Incentive Plan will expire upon approval of the Amended Incentive Plan by Northeast Utilities’ shareholders and, accordingly, shares authorized under the 1998 Incentive Plan will not be available for grant after shareholder approval. The Amended Incentive Plan provides for the issuance of up to 4,500,000 shares of Northeast Utilities common shares over a ten-year period. No equity awards will be made under the Amended Incentive Plan unless and until it is approved by shareholders. We seek approval of the Amended Incentive Plan, in part, so that we may continue to satisfy the requirements of Section 162(m) of the Code. That Code section requires shareholder approval of the performance measures used in incentive compensation plans every five years so that Northeast Utilities can deduct all performance-based compensation. See “Compliance with Section 162(m) of the Code” below for more information.

The material amendments to the 1998 Incentive Plan which will be implemented upon adoption of the Amended Incentive Plan include:

•	an extension of the Northeast Utilities Incentive Plan through May 7, 2017.

•

elimination of “evergreen” feature: The 1998 Incentive Plan allowed the number of shares available for equity grants each year to equal one percent of outstanding Northeast Utilities common shares as of the preceding December 31. The Amended Incentive Plan will limit total shares available over the ten-year plan term to 4.5 million shares. No more than 400,000 additional shares will be granted from the 1998 Incentive Plan share pool from January 1, 2007 through the 2007 Annual Meeting. Upon adoption of the Amended Incentive Plan, all remaining shares under the 1998 Incentive Plan will be cancelled, and all future grants will come from the new 4.5 million share pool.

•	no option repricing: The Amended Incentive Plan will not permit options to be repriced without shareholder approval.

•

minimum vesting rules: The Amended Incentive Plan provides for minimum vesting of three years for restricted shares and RSUs and one year for options, except as determined by the Compensation Committee for non-employee Trustees, new hires, death, disability, retirement or change of control.

Purposes

The purposes of the Amended Incentive Plan are to continue to:

•

align the interests of Northeast Utilities shareholders and recipients of awards under the Amended Incentive Plan by increasing the proprietary interest of such recipients in Northeast Utilities’ growth and success;

•	advance the interests of Northeast Utilities by attracting and retaining officers and other key management employees; and

•	motivate such persons to act in the long-term best interests of Northeast Utilities and its shareholders.

Summary of the Amended Incentive Plan

The following general description of material features of the Amended Incentive Plan is qualified in its entirety by reference to its provisions as set forth in Appendix A.

Eligibility

No change is being proposed to the eligibility requirements of the 1998 Incentive Plan, which provides for annual incentive awards (Awards) to officers of Northeast Utilities or its affiliates at or above the Vice President level and grants of incentive stock options, non-qualified stock options, restricted stock, RSUs, stock appreciation rights and performance units to selected employees of Northeast Utilities, non-employee Trustees of Northeast Utilities (collectively, participants) and Northeast Utilities’ contractors, as selected by the Compensation Committee in its sole discretion. Approximately 6,000 employees and 10 non-employee Trustees will be eligible under the Amended Incentive Plan. Grants of stock options, restricted stock, RSUs, stock appreciation rights and performance units are referred to collectively as “Grants.”

Administration

The Amended Incentive Plan will be administered and interpreted by the Compensation Committee of the Northeast Utilities Board of Trustees. The Compensation Committee has the authority to determine (i) the persons to whom Grants may be made under the Amended Incentive Plan; (ii) the type, size and other terms and conditions of each Award or Grant; (iii) the time when the Awards and Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting; and (iv) any other matters arising under the Amended Incentive Plan. The Compensation Committee has full power and authority to administer and interpret the Amended Incentive Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Amended Incentive Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion. The Board of Trustees may nonetheless ratify or approve Awards and Grants, in which case references to the “Compensation Committee” will be deemed to include the Board. The Compensation Committee has delegated day-to-day administration of the Amended Incentive Plan and its Grants to the Vice President of Human Resources of Northeast Utilities Service Company. The Compensation Committee has delegated authority to the Chief Executive Officer for setting and certifying the fulfillment of individual goals for, and the allocation of Grants based on such fulfillment among, Amended Incentive Plan participants, except for those whose goals, performance and Grants must be certified by a committee consisting of not less than two members of the Compensation Committee (each member of such committee must be an “outside director” as defined by section 162(m) of the Code, and a “non-employee” director as defined in Rule 16b-3 under the Exchange Act and an “independent director” as defined under the rules of the New York Stock Exchange) in order to satisfy those provisions with respect to the deductibility of executive compensation and the exemption of Grants from Section 16(b) of the Exchange Act. The Compensation Committee could amend the terms of Awards granted under the Amended Incentive Plan from time to time in any manner, subject to the limitations specified in the Amended Incentive Plan.

Shares Reserved for Awards

Subject to certain anti-dilution and other adjustments, the number of common shares reserved and available for awards under the Amended Incentive Plan will, upon shareholder approval, be limited to 4,500,000 over the ten-year term beginning on the date following approval. Upon adoption of the Amended Incentive Plan shares previously reserved, but not granted, under the 1998 Incentive Plan will be cancelled. If any restricted stock, RSU, stock option or other stock-based award under the Amended Incentive Plan is forfeited or expires without the delivery of common shares, the shares subject to such award will again be available for distribution under the Amended Incentive Plan, as will shares that are surrendered by an employee, or non-employee Trustee to pay withholding taxes or as payment for the exercise price of an award thereunder. Any additions to grants made under the 1998 Incentive Plan that are still outstanding as of the effective date of the Amended Incentive Plan, such as issuance of dividend equivalents in the form of additional RSUs, will be satisfied from the 4,500,000 share reservation. Upon the occurrence of certain corporate events that affect the common shares including but not limited to a merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off or issuance of rights or warrants, the Compensation Committee is authorized to make adjustments or substitutions with respect to the Amended Incentive Plan for Grants thereunder. As determined by the Compensation Committee, stock options may be exercised by payment in cash or by tendering common shares to Northeast Utilities in full or partial payment of the exercise price. Any shares delivered pursuant to a Grant may be either authorized and unissued common shares or treasury shares. No participant under the Amended Incentive Plan may receive aggregate Grants in excess of one million shares over the term of the plan. Grants under the Amended Incentive Plan may consist of (1) options intended to qualify as incentive stock options (ISOs) within the meaning of section 422 of the Code, (2) non-qualified stock options that are not intended to so qualify (NQSOs), (3) stock appreciation rights (SARs), (4) restricted stock, (5) RSUs or (6) performance units.

The permitted adjustments and substitutions are only those the Compensation Committee determines are appropriate to reflect the occurrence of such a transaction or event, including, but not limited to, adjustments to the aggregate number and kind of securities reserved for issuance under the Amended Incentive Plan, award amounts under this plan, the number and kind of securities subject to outstanding awards and, if applicable, grant or exercise prices of outstanding awards. The Compensation Committee is also authorized to provide for payment in cash in lieu of fractional awards.

Transferability

Grants are generally not transferable by the participant, except in the event of death. However, the Committee may grant NQSOs that allow the participant to transfer the NQSOs on such terms as the Committee deems appropriate.

Amendment and Termination

The Board or the Compensation Committee may amend or terminate the Amended Incentive Plan at any time; provided, however, that neither the Board nor the Committee may, without shareholder approval, make any amendment that requires shareholder approval pursuant to section 162(m) of the Code. The Amended Incentive Plan will terminate on the date immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the Board or the Compensation Committee or extended with approval of the shareholders.

Terms of Awards and Grants

Annual Incentive Awards. The Amended Incentive Plan provides for annual incentive awards to officers, in the discretion of the Compensation Committee, based on a comparison of Northeast Utilities' performance for the year against the performance goals set for such year. A complete list of performance goals is set forth in Article XIV of the Amended Incentive Plan attached as Appendix A.

The actual amount of the award for any individual may be reduced by the Compensation Committee if (or to the extent) the employee does not satisfy the objectives (financial or otherwise) set by the Compensation Committee for that individual at the beginning of the fiscal year. Objectives for the fiscal year are set no later than 90 days after the beginning of that year. Generally, awards will be certified as due by the Compensation Committee and paid within 75 days following the end of the fiscal year to participants employed on the date of payment. The maximum Award for any individual for any year is $4,000,000.

Options. The Compensation Committee may grant Options to participants (except that contractors shall be eligible to receive only grants of NQSOs). The Compensation Committee will determine the exercise price to purchase common shares subject to an option which may be equal to or greater than the fair market value of a common share on the date the option is granted. Options granted under the Amended Incentive Plan will become exercisable in the manner, at the times and in the amounts determined by the Compensation Committee, and are not subject to repricing. A participant may pay the exercise price (i) in cash, (ii) with the approval of the Compensation Committee, by delivering common shares owned by the participant and having a fair market value on the date of exercise equal to the exercise price, or (iii) by any other method approved by the Compensation Committee.

Stock Appreciation Rights. The Compensation Committee may grant SARs, either alone or in tandem with an option, to participants. A SAR under the Amended Incentive Plan will confer on the holder a right to receive, upon exercise of the SAR, the excess of (a) the fair market value of one common share on the date of exercise over (b) the grant price of the SAR as determined by the Compensation Committee (or the exercise price of the related option, if applicable), the appreciation to be paid in cash. To the extent a participant exercises a tandem SAR, the related option will terminate. Similarly, upon exercise of an option, the related SAR, if any, will terminate.

Restricted Stock. The Compensation Committee may grant shares of restricted stock to participants pursuant to the Amended Incentive Plan. Shares of restricted stock granted to participants under the Amended Incentive Plan will be subject to such restrictions and conditions, including vesting and transfer restrictions, as the Compensation Committee may determine, including any limitation on the right to vote the shares or receive dividends on the shares. Shares may be issued for cash consideration or for no cash consideration, as the Compensation Committee determines. The number of shares granted to each participant will be determined by the Compensation Committee. Except as otherwise determined by the Compensation Committee, upon termination of an employee’s employment or non-employee Trustee’s service for any reason during the applicable restriction period, all shares of restricted stock still subject to restriction will be forfeited by the participant.

Restricted Share Units. The Compensation Committee may grant RSUs to participants pursuant to the Amended Incentive Plan which represent a right to receive common shares or cash at a future date determined in accordance with the participant’s grant agreement. Participants have no voting rights or rights to receive cash dividends with respect to RSU grants until common shares are issued in settlement of such grants. However, the Compensation Committee may grant RSUs that entitle their holders to receive dividend equivalents, which will be subject to such restrictions and conditions, including vesting and transfer restrictions, as the Compensation Committee may determine. Except as otherwise determined by the Compensation Committee, upon termination of an employee’s employment or non-employee trustee’s service for any reason during the applicable restriction period, all RSUs still subject to restriction will be forfeited by the participant.

Performance Units. The Compensation Committee may grant performance units to an employee under the Amended Incentive Plan. Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Compensation Committee will establish one or more performance goals applicable to a performance unit grant. The Compensation Committee, in its discretion, may base performance goals as specified below in “Compliance with Section 162(m) of the Code.” Performance units may be payable in cash or, subject to the maximum plan limit, in Common Shares at the end of a specified performance period. Payment will be contingent upon achieving performance goals by the end of the performance period. A complete list of performance goals is set forth in Article XIV of the Amended Incentive Plan attached as Appendix A. If Performance Units are paid in cash, the maximum amount that may be paid to an employee with respect to a performance period is $4,000,000.

Following completion of the applicable performance period, the Compensation Committee will determine the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Compensation Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to the participant on the basis of the performance goals attained. However, no such reduction may increase the amount paid to any other participant. The Compensation Committee will determine the performance criteria, the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made.

Compliance with Section 162(m) of the Code. Under Section 162(m) of the Code, Northeast Utilities may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the CEO or to any of the other four most highly compensated executive officers in any one year. Total remuneration includes amounts received upon the exercise of stock options granted under the Incentive Plan and the value of shares received when the shares of restricted stock became transferable (or such other time when income is recognized). An exception exists, however, for “qualified performance-based compensation.” The Amended Incentive Plan is intended to allow certain awards and grants to meet the requirements of “qualified performance-based compensation,” relying on the attainment of such Performance Goals as the Compensation Committee may determine. For more information on the definition of Performance Goals, a copy of the Amended Incentive Plan is attached as Appendix A.

Stock options and SARs should generally meet the requirements of “qualified performance-based compensation,” if the exercise price is at least equal to the fair market value of the common shares on the date of grant. The Compensation Committee may grant annual incentive awards and performance units that are intended to be “qualified performance-based compensation” under section 162(m) of the Code. In that event, the Compensation Committee will establish in writing the objective performance goals that must be met (based on the financial criteria summarized in Article XIV of the Amended Incentive Plan attached as Appendix A), the performance period and other conditions of the award before the beginning of the annual incentive period (or within 90 days after its commencement), performance period or during a period permitted by Section 162(m) of the Code. The performance goals may relate to the employee's business unit or the performance of Northeast Utilities and its subsidiaries as a whole, or any combination of the two. The Compensation Committee will not have discretion to increase the amount of compensation that is payable upon achievement of performance goals. At the end of each performance period, the Compensation Committee will certify the results of the performance goals and the extent to which the performance goals have been met.

Minimum vesting. The Amended Incentive Plan provides minimum vesting of three years for restricted shares and RSUs and one year for options, except as determined by the Compensation Committee for non-employee Trustees, new hires, death, disability, retirement or change of control.

Deferrals. The Compensation Committee may require or permit a participant to defer the receipt of Common Shares or RSUs or other Awards under the Amended Incentive Plan. If so provided by the Compensation Committee, participants may elect to defer the receipt of the common shares awarded by timely filing an election to establish a notional deferred share account in compliance with applicable tax rules and procedures established by the Compensation Committee. Each deferred share credited to such an account represents an unfunded obligation of Northeast Utilities to issue a common share on a future payment date. The deferred shares will or will not earn cash dividend equivalents as the Compensation Committee shall determine.

Clawback. Under the Amended Incentive Plan, upon written demand of Northeast Utilities, an employee will be required to reimburse or forfeit all or a portion of any award or grant paid to the employee under the Amended Incentive Plan where: (i) payment of the award or grant was predicated on the achievement of certain financial results that were subsequently the subject of a substantial restatement of the financial statements of Northeast Utilities, (ii) in the view of the Board of Trustees the employee engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement, and (iii) a lower payment would have been made to the employee based on the restated financial results.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Amended Incentive Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an ISO qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, Northeast Utilities will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a disqualifying disposition), the difference between the fair market value of the shares on the determination date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. The “determination date” is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to Northeast Utilities’ right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by Northeast Utilities for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Non-qualified Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Non-Qualified Stock Options. Options not designated or qualifying as incentive stock options will be non-qualified stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a non-qualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a non-qualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to Northeast Utilities with respect to the grant of a non-qualified stock option or the sale of the stock acquired pursuant to such grant. Northeast Utilities generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a non-qualified stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights. There are no federal income tax consequences to a participant or to the Company upon the grant of an SAR under the Amended Incentive Plan. Upon the exercise of an SAR, the participant will receive the appreciation inherent in the SAR in cash and will recognize ordinary compensation income in an amount equal to the cash received. The Company generally will be entitled to a corresponding federal income tax deduction at the time of the exercise of the SAR.

Restricted Stock. A participant generally will recognize no income upon the grant of restricted stock, and the Company will not be entitled to a deduction until such shares are transferable by the participant or no longer subject to a substantial risk of forfeiture, whichever is earlier. When the shares are either transferable or no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary income in an amount equal to the fair market value of the shares at that time, and the Company will be generally entitled to a deduction in the same amount, except to the extent such deduction is limited by applicable Code provisions. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. A participant may, however, elect to recognize ordinary compensation income in the year the restricted stock is granted in an amount equal to the fair market value of the shares subject to the restricted stock grant, determined without regard to the restrictions. In such event, the Company generally will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the participant upon subsequent disposition of the shares will be long-term or short-term capital gain or loss, depending upon the length of time the participant held his or her shares before the disposition.

Restricted Share Units. A participant generally will recognize no income upon the grant of an RSU. An RSU grant provides the participant the right to receive a payment based on the value of NU common shares. RSUs may be subject to such vesting requirements, restrictions and conditions to payment as the Compensation Committee determines are appropriate. Upon the settlement of an RSU grant, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any non-restricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the amount of ordinary income realized upon settlement of the grant, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code. In some situations, a grant of RSUs will provide for an automatic deferral upon lapse of a substantial risk of forfeiture. In such case the value of the RSUs may be subject to taxation for employment taxes, in which case a number of RSUs may be forfeited to provide for such withholding.

Performance Units. There are no federal income tax consequences to a participant or to the Company upon the grant of performance units under the Amended Incentive Plan. If the participant receives payment of the performance units in cash, the participant will recognize ordinary compensation income in an amount equal to the cash received. If the participant receives payment of the performance units in shares, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares received. The Company generally will be entitled to a corresponding federal income tax deduction at the time of the payment of the performance units. Upon the sale of any shares acquired upon payment of the performance units, a participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the amount of ordinary income recognized by the participant at the time of the payment of the performance units).

Section 409A. The Amended Incentive Plan has been written to comply, by its terms, with Section 409A of the Code and to allow participants to avoid the adverse tax consequences of not complying with the requirements of Section 409A; however, in the event that an Award or Grant issued under the Amended Incentive Plan constitutes a deferral of compensation under a nonqualified deferred compensation plan, as such term in defined under Section 409A, such Award or Grant may be modified or cancelled in the discretion of the Compensation Committee to comply with the requirements of Section 409A (or a successor provision thereto).

Other Information

If approved by shareholders, the Amended Incentive Plan will be effective at the conclusion of the 2007 Annual Meeting of Shareholders, and will expire immediately following the 2017 Annual Meeting of Shareholders, unless extended by the Board with your approval. Any awards granted before the Amended Incentive Plan expires may extend beyond the expiration date. The Board may amend the Amended Incentive Plan at any time, provided that no such amendment will be made without shareholder approval if such approval is required under applicable law, regulation or stock exchange rule, or if such amendment would: (i) decrease the grant or exercise price for stock options or similar stock-based award to less than fair market value on the date of grant, or (ii) increase the number of Common Shares that may be distributed under the Amended Incentive Plan.

Grants Under the Amended Incentive Plan

The benefits and amounts that will be received or allocated under the Amended Incentive Plan are not determinable at this time. The dollar value of 2006 annual incentives payable in 2007 and the number of RSUs that were granted under the 1998 Incentive Plan in February 2006 are set forth in the table below.

Name and Position	2006 Annual Incentive Dollar Value ($)	Number of RSUs Granted in 2006
Charles W. Shivery (Chairman of the Board, President and CEO)	1,698,395	78,987
David R. McHale (Senior Vice President and CFO)	395,693	12,929
Cheryl W. Grisé (Executive Vice President)	530,613	20,133
Lawrence E. De Simone (President-Competitive Group)	407,692	17,866
Leon J. Olivier (Executive Vice President-Operations)	451,419	12,538
Gregory B. Butler (Senior Vice President and General Counsel)	383,279	13,164
Non-Employee Trustee Group (10 persons)	0	28,500
Non-Executive Officer Employee Group (approximately 120 persons)	2,092,618	164,015

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

The following table sets forth the number of common shares of Northeast Utilities issuable under the equity compensation plans of the Northeast Utilities System, as well as their weighted exercise price, in accordance with the rules of the Securities and Exchange Commission:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	784,104	$18.55	See Note 1
Equity compensation plans not approved by security holders	0	0	None
Total	784,104	$18.55	See Note 1

Note:

(1)

Under the 1998 Incentive Plan, 7,730,755 shares were available for issuance as of December 31, 2006. In addition, an amount equal to one percent of the outstanding shares as of the end of each year becomes available for issuance under the 1998 Incentive Plan the following year. No more than 400,000 shares will be granted from this pool from January 1, 2007 through the 2007 Annual Meeting, when an amendment to the 1998 Incentive Plan will be presented to shareholders for approval. Upon adoption of this amendment, all remaining shares under the 1998

Incentive Plan will be cancelled. All future awards will be granted from shares approved by shareholders at the 2007 Annual Meeting under the terms of the Amended Incentive Plan. Under the Northeast Utilities Employee Share Purchase Plan II, 6,506,110 additional shares are available for issuance.

The Board of Trustees recommends that shareholders vote “FOR” this proposal.

OTHER MATTERS

The Board of Trustees knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

By order of the Board of Trustees,

Kerry J. Kuhlman Vice President and Secretary

ANNUAL REPORT TO SHAREHOLDERS AND

ANNUAL REPORT ON FORM 10-K

Northeast Utilities’ Annual Report to Shareholders for the year ended December 31, 2006, including financial statements, is being mailed with or prior to this proxy statement. An additional copy of the Annual Report will be mailed to any shareholder upon request. Northeast Utilities will provide shareholders with a copy of its 2006 Annual Report on Form 10-K to the SEC, including the financial statements and schedules thereto, without charge, upon receipt of a written request sent to:

O. Kay Comendul

Assistant Secretary

Northeast Utilities

Post Office Box 270

Hartford, Connecticut 06141-0270

APPENDIX A

Northeast Utilities Incentive Plan

Adopted by Northeast Utilities Board of Trustees on January 13, 1998

Amended and Restated by Northeast Utilities Compensation Committee of the Board of Trustees on February 13, 2007

ARTICLE I

PURPOSE

The purpose of the Northeast Utilities Incentive Plan (the “Plan”) is to provide (i) designated employees of the Company (as hereinafter defined in Article X) and (ii) non-employee members of the Board of Trustees (the “Board”) of Northeast Utilities, a Massachusetts business trust (“NU”), with the opportunity to receive annual incentive compensation and grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares, restricted share units and performance units. The Company believes that the Plan will assist it in recruiting talented employees who will contribute materially to the growth of the Company, thereby benefiting NU's shareholders and aligning the economic interests of the participants with those of the shareholders.

For purposes of the Plan, definitions appear in the Plan and as set forth in Article XIV.

ARTICLE II

ADMINISTRATION

1. Committee. The Plan shall be administered and interpreted by the Board’s Compensation Committee, or the person or persons to which such committee delegates any of its functions under the Plan (the “Committee”). The Committee may consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury regulations and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act. Members of the Committee shall be “independent” as defined under the listing standards of the New York Stock Exchange. However, the Board may ratify or approve any grants as it deems appropriate or as are submitted by the Committee.

2. Committee Authority. The Committee shall have the authority to amend or terminate the Plan as provided in Article XII. The Committee shall have the sole authority to (i) establish, and review the Company’s and the Grantee’s, as defined below, performance against annual goals for purpose of the annual incentives to be distributed and determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability (iv) establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan, including the delegation of day-to-day plan administration, and (v) deal with any other matters arising under the Plan.

3. Committee Determinations. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder including, but not limited to, the Company, the Committee, the Board, the affected Participants, and their respective successors in interest. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

ARTICLE III

ANNUAL INCENTIVE AWARDS

1. Eligibility for Participation. Each employee of the Company classified as a Vice President or higher (an “Executive Employee”) shall be eligible to receive an annual incentive award (an “Award”) under the Plan

2. Annual Awards.

(a) As soon as practicable after the start of each fiscal year of NU, but in any event within 90 days, the Committee shall set the Performance Goals for the Company which shall be the basis for determining the Awards to be paid to each Executive Employee for such fiscal year and the Committee shall communicate the target and the percentages (including minimums and maximums) for each Executive Employee applicable to each level of achievement against the target set. In no event may an individual Award for an Executive Employee exceed $4,000,000.

(b) The maximum amount of an Award for an Executive Employee shall be based upon the Company’s performance compared against the Performance Goals set for that fiscal year. The actual amount of the Award for any Executive Employee shall be reduced, accordingly, by the Committee if the Executive Employee does not satisfy one or more individual financial or nonfinancial objectives set by the Committee for that Executive Employee as of the beginning of the relevant fiscal year. Any such objectives for an Executive Employee shall be set by the Committee and announced to the affected Executive Employee no later than 90 days after the commencement of the relevant fiscal year of NU.

(c) The Committee shall certify and announce the Awards that will be paid by the Company to each Executive Employee as soon as practicable following the final determination of the Company’s financial results for the relevant fiscal year. Payment shall normally be made in cash, or in shares of Company Stock or Options, the value of which shall equal the amount to be distributed, all as determined by the Committee, within 90 days following the end of such fiscal year, provided that the Executive Employee has not separated from employment by the Company prior to the date that payment is due except as otherwise specifically provided in a contract between the Company and the Executive Employee. The Committee may provide for complete or partial exceptions to this requirement if an Executive Employee’s employment terminated on account of Retirement, termination without Cause, death or Disability or a Change of Control.

ARTICLE IV

STOCK-BASED GRANTS

1. Grants. Grants under the Plan may consist of grants of incentive stock options (“Incentive Stock Options”) or nonqualified stock options (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), restricted stock (“Restricted Stock”), restricted share units (“Restricted Share Units” or “RSUs”), stock appreciation rights (“SARs”), and/or performance units (“Performance Units”) (hereinafter collectively referred to as “Grants”). Grants may be awarded singly, in combination or in tandem with other Grants. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”). The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan need not be uniform as among the Grantees, as defined below.

2. Eligibility for Participation.

(a) Eligible Persons. All employees of the Company (“Employees”), including Employees who are officers or members of the Board, contractors of the Company (“Contractors”), and members of the Board who are not Employees (“Non-Employee Trustees”) shall be eligible to receive Grants under the Plan. Contractors shall be eligible to receive Grants only of Nonqualified Stock Options.

(b) Selection of Grantees. The Committee shall select the Employees and Contractors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees, Contractors and Non-Employee Trustees who receive Grants under this Plan shall hereinafter be referred to as “Grantees”.

(c) Collective Bargaining Employees. Anything to the contrary in this Plan notwithstanding, no Employee whose terms and conditions of employment are subject to negotiation with a collective bargaining agent shall be eligible to receive Grants under this Plan until the agreement between the Company and such collective bargaining agent with respect to the Employee provides for participation in the Plan.

3. Granting of Options.

(a) Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees and Contractors subject to the overall limits of Article IX.

(b) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees. Nonqualified

Stock Options may be granted to Employees, Contractors and Non-Employee Trustees.

(ii) The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant. The Committee may not modify the applicable Exercise Price after the date of Grant.

(iii) If the Company Stock is publicly traded, then the Fair Market Value per share shall be the closing price of the Company Stock as reported in the Wall Street Journal as composite transactions for the relevant date (or the latest date for which such price was reported if such date is not a business day), or if not available, determined as follows: (x) if the principal trading market for the Company Stock is the New York Stock Exchange, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (y) if the principal trading market for the Company Stock is a national securities exchange other than the New York Stock Exchange or is the NASDAQ National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (z) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

(d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e) Termination of Employment, Retirement, Disability or Death.

(i) Except as provided below, an Option may be exercised only while the Grantee is employed by, or providing service to, the Company as an Employee, a Contractor, or a member of the Board. In the event that a Grantee ceases to be employed by, or provide service to, the Company then, unless the Committee deems otherwise, all outstanding Options will expire upon termination from employment or service with the Board for

Cause, or any other reason, including termination on account of “Retirement,” “Disability,” or death.

(ii) For purposes of this Plan and programs thereunder:

(A) “Cause” shall mean, except to the extent specified otherwise by the Committee acting on behalf of the Company, (i) the Grantee’s conviction of a felony, (ii) in the reasonable determination of the Committee, the Grantee’s (x) commission of an act of fraud, embezzlement, or theft in connection with the Grantee’s duties in the course of the Grantee’s employment with the Company, (y) acts or omissions causing intentional, wrongful damage to the property of the Company or intentional and wrongful disclosure of confidential information of the Company, or (z) engaging in gross misconduct or gross negligence in the course of the Grantee’s employment with the Company, or (iii) the Grantee’s material breach of his or her obligations under any written agreement with the Company if such breach shall not have been remedied within 30 days after receiving written notice from the Committee specifying the details thereof. For purposes of this Program, an act or omission on the part of a Grantee shall be deemed “intentional” only if it was not due primarily to an error in judgment or negligence and was done by Grantee not in good faith and without reasonable belief that the act or omission was in the best interest of the Company. In the event a Grantee’s employment or service is terminated for cause, in addition to the immediate termination of all Grants, the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares.

(B) “Disability” shall mean a Grantee's being determined to be disabled within the meaning of the long-term disability plan or program that is a part of the Northeast Utilities Service Company Group Insurance Plan (or any successor plan or program, hereafter, the “LTD Program”); provided, however, that any payment to a Participant on account of a Disability may not commence until the Participant is determined to be disabled pursuant to Section 409A(a)(2)(C) of the Code, or as renumbered.

(C) “Employed by, or provide service to, the Company” shall mean employment or service as an Employee, Contractor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Restricted Stock, RSUs and Performance Units, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Contractor and member of the Board), unless the Committee determines otherwise.

(D) “Retired” shall mean a termination of employment from the Company, other than for “Cause” on or after the earlier to occur of (x) attainment of age 65, (y) eligibility for payments under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies, or employment-related agreement with the Company, or (z) attainment of age 55 after completing at least ten years of vesting service under the Northeast Utilities Service Company 401k Plan.

(f) Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option as specified by the Committee:

(i) in cash,

(ii) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option or Restricted Stock, as defined below, granted under this Plan, subject to such restrictions as the Committee deems appropriate including placing the same restrictions on the shares of Company Stock obtained through the exchange of the Restricted Stock) and having a Fair Market Value on the date of exercise equal to the Exercise Price, or

(iii) by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. The Grantee shall pay the Exercise Price and the amount of any withholding tax due at the time of exercise.

(g) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company exceeds $100,000, then the option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company.

ARTICLE V

STOCK-BASED GRANTS TO NON-EMPLOYEE TRUSTEES

1. Eligibility for Participation. Non-Employee Trustees shall be eligible to receive Grants as set forth in Article IV; provided, that the number of shares of Company Stock subject to each Grant of Options, as well as the terms of all Grants, to Non-Employee Trustees shall be approved by the Board, in accordance with Article (9) of the Declaration of Trust of Northeast Utilities, as amended.

2. Terms of Retirement. The words “age 65” in the definition of “Retired” in Section 3(e)(ii)(D) of Article IV shall be read as “age 70” with respect to Non-Employee Trustees.

ARTICLE VI

RESTRICTED STOCK AND RESTRICTED SHARE UNIT GRANTS

1. Restricted Stock Grants. Subject to the terms and conditions of the Plan, the Committee may issue or transfer shares of Company Stock to a Grantee with such restrictions as the Committee deems appropriate (“Restricted Stock”). The following provisions are applicable to Restricted Stock:

(a) General Requirements. Shares of Company Stock issued or transferred pursuant to Restricted Stock Grants may be issued or transferred in exchange for services performed or to be performed. The Committee may establish conditions under which restrictions on shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time during which the Restricted Stock will remain subject to restrictions (the “Restriction Period”) will be designated in the Grant Instrument

(b) Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Restricted Stock Grant and the restrictions applicable to such shares, subject to the limitations contained in Article IX.

(c) Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide service to, the Company during the Restriction Period, or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Share Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock except to a Successor Grantee, as defined below. The Committee may determine that the Company will issue certificates for shares of Restricted Stock, in which case each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the share certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for shares of Restricted Stock until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, the Grantee shall have the right to vote Restricted Stock and to receive any dividends or other distributions paid on such shares during the Restriction Period subject to any restrictions deemed appropriate by the Committee.

(f) Lapse of Restrictions. All restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants, that the restrictions shall lapse without regard to any Restriction Period.

2. Restricted Share Unit Grants.

(a) Restriction Period. The Committee may make Grants of Restricted Share Units to Employees and Non-Employee Trustees representing the right to receive shares of Company Stock, cash, or both, as determined by the Committee (hereafter, “Restricted Share Units”). At the end of the Restriction Period, subject to any deferral election that may be made or applied to the Grant pursuant to subsection (c) below, cash or shares or both shall be delivered to the Grantee (unless previously forfeited). Restricted Share Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. A Grantee of Restricted Share Units shall have none of the rights of a holder of Company Stock unless and until shares of Company Stock are actually delivered in satisfaction of such Restricted Share Units.

(b) Number of Units. The Committee shall determine the number of Restricted Share Units pursuant to a Restricted Share Unit Grant and the restrictions applicable to such shares, subject to the limitations contained in Article IX.

(c) Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide service to, the Company during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Restricted Share Unit Grant shall terminate as to all Restricted Share Units covered by the Grant as to which the restrictions have not lapsed. The Committee may, however, provide for complete or partial exceptions to this requirement if an Executive Employee’s employment or Non-Employee Trustee’s service with the Board ends on account of Retirement, termination without Cause, death or Disability or due to a Change of Control, as it deems appropriate.

(d) Dividend Equivalents. The Committee may determine that a Grant Instrument with respect to Restricted Share Units may provide that the Grantee shall be entitled to receive as compensation from the Company dividend equivalents with respect thereto, in the form determined by the Committee from the effective date of the Grant Instrument through the earlier of (i) the date the Restricted Share Unit is forfeited, and (ii) the date Company Stock representing such Restricted Share Units or cash is delivered to the Grantee as provided herein.

(e) Deferrals of Restricted Share Units. The Committee may provide for the automatic deferral of the payment of Restricted Share Units upon the lapse of restrictions on the Grant or permit a Grantee to elect deferral by filing a written election with the Committee in accordance with such procedures as the Committee may from time to time specify. Such deferral will extend until the date or dates specified in such election; provided, however, that any such deferral election shall be made in accordance with rules under Section 409A of the Code.

3. Withholding. The Company shall have the right to deduct from any settlement of a Grant of Restricted Shares or Restricted Share Units, including the delivery or vesting of shares or dividend equivalents, an amount sufficient to cover withholding required by law for any federal, state or local taxes or to take such other action as may be necessary to satisfy any withholding obligations. The Committee may permit shares to be used to satisfy required tax withholding, and such shares shall be valued at the fair market value as of the settlement date of the applicable Grant.

4. Section 162(m). Notwithstanding any other provision of the Plan or the terms of any Grant or Award issued hereunder, Grants of Restricted Stock or Restricted Share Units under this Article VI are not intended to be or meet the requirements for “qualified performance based compensation” under Section 162(m) of the Code or Treasury Regulation § 1.162-27(e).

ARTICLE VII

STOCK APPRECIATION RIGHTS

1. Stock Appreciation Rights.

(a) General Requirements. The Committee may grant stock appreciation rights (“SARs”) to a Grantee separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR (“Base Amount”). The Committee may not modify the applicable Base Amount of the SAR after the date of Grant.

(b) Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c) Exercisability. An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. SARs may only be exercised while the Grantee is employed by the Company or during the applicable period after termination of employment as described in Article IV, Section 3(e). A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d) Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the “spread value” for the number of SARs exercised, payable in cash. The “spread value” for an SAR is the amount representing the difference by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in Subsection (a).

(e) Form of Payment. For purposes of calculating the amount of cash to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR and cash shall be distributed, net of applicable withholding taxes.

ARTICLE VIII

PERFORMANCE UNITS

1. Performance Units.

(a) General Requirements. The Committee may grant performance units (“Performance Units”) to an Employee. Each Performance Unit shall represent the right of the Grantee to receive an amount based on the value of the Performance Unit, if performance goals established by the Committee are met. A Performance Unit shall be based on the Fair Market Value of a share of Company Stock or on such other measurement base as the Committee deems appropriate. The Committee shall determine the number of Performance Units to be granted and the requirements applicable to such Units, subject to the limitations contained in Article IX.

(b) Performance Period and Performance Goals. When Performance Units are granted, the Committee shall establish the Performance Period during which performance shall be measured, Performance Goals applicable to the Units and such other conditions of the Grant as the Committee deems appropriate. Performance Goals may relate to the financial performance of the Company or its operating units, the performance of Company Stock, individual performance, or such other criteria as the Committee deems appropriate.

(c) Payment with respect to Performance Units. At the end of each Performance Period, the Committee shall determine to what extent the Performance Goals and other conditions of the Performance Units are met and the amount, if any, to be paid with respect to the

Performance Units. Payments with respect to Performance Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee.

(d) Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide service to, the Company (as defined in Article IV, Section 3(e)) during a Performance Period, or if other conditions established by the Committee are not met, the Grantee’s Performance Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement if an Executive Employee’s employment ends on account of Retirement, termination without Cause, death or Disability or due to a Change of Control, as it deems appropriate.

(e) Designation as Qualified Performance-Based Compensation. The Committee may determine that Performance Units granted to a Grantee shall be considered “qualified performance-based compensation” under Section 162(m) of the Code. The provisions of this subsection (e) shall apply to Grants of Performance Units that are to be considered “qualified performance-based compensation” under Section 162(m) of the Code.

(i) Performance Goals. When Performance Units that are to be considered “qualified performance-based compensation” are Granted, the Committee shall establish in writing (i) the objective Performance Goals that must be met in order for amounts to be paid under the Performance Units, (ii) the Performance Period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the Performance Goals are met, and (iv) any other conditions, including without limitation provisions relating to death, disability, other termination of employment or Change of Control, that the Committee deems appropriate and consistent with the Plan and Section 162(m) of the Code. The performance goals may relate to the Employee’s business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing.

(ii) Establishment of Goals. The Committee shall establish the Performance Goals in writing either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(iii) Maximum Payment. The number of Performance Units granted and paid in shares shall not exceed the limit specified under Article IX(1)(a). If Performance Units are paid in cash, the maximum amount that may be paid to an Employee with respect to a Performance Period is $4,000,000.

(iv) Announcement of Grants. The Committee shall certify and announce the results for each Performance Period to all Grantees immediately following the announcement of the Company’s financial results for the Performance Period. If and to the extent that the Committee does not so certify that the performance goals have been met, the grants of Performance Units for the Performance Period shall be forfeited.

ARTICLE IX

AUTHORIZED SHARES

1. Shares Subject to the Plan.

(a) Shares Reserved for Grants and Awards. The aggregate number of common shares of NU, par value $5.00, (“Company Stock”) that may be subject to Grants of Options, or transferred on account of other Grants or Awards under the Plan may not exceed 4.5 million shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent (i) Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised (other than for reasons of the Exercise Price of the Option being less than the current Fair Market Value thereof), or (ii) any shares of Restricted Stock, RSUs or Performance Units are forfeited, or (iii) Company Stock, including RSUs, are used by the Participant to pay withholding taxes or as payment for the Exercise Price of the Grant, then the shares not made the subject of Grants and Awards, and the shares subject to such terminated, expired, canceled, forfeited, exchanged or surrendered Grants and Awards shall again be available for purposes of the Plan in addition to the number of shares of Company Stock otherwise available for Grants and Awards. No Participant under the Plan may receive aggregate Grants and Awards in excess of one million shares over the term of the Plan.

(b) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which NU is the surviving entity, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without NU's receipt of consideration, or (v) otherwise in the event of an equity restructuring within the meaning of Statement of Financial Accounting Standards No. 123 (revised 2004), other than (x) any distribution of securities or other property by the Company to shareholders in a spin-off or split-off that does not qualify as a tax-free spin-off of split-up under Section 355 of the Code (or any successor provision of the Code) or (y) any cash dividend (other than an extraordinary cash dividend or distribution), then the maximum number of shares of Company Stock available for Grants, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants, including the per share exercise price of Options and Stock Appreciation Rights, shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any increase to the number or kind of shares of Company Stock outstanding under this Article IX(1)(b) occurring on or after May 9, 2007 shall result in the adjustment in the 4.5 million shares authorized under Article IX(1)(a). No such adjustment shall be required to reflect the events described in clauses (x) and (y) above, or any other change in capitalization that does not constitute an equity restructuring; however, such adjustment may be made if the Committee determines that such adjustment is appropriate. Any adjustments determined by the Committee shall be final, binding and conclusive.

(c) Minimum Vesting Requirement. Grants of Restricted Stock or RSUs made pursuant to the Plan shall vest ratably no sooner than the first business day of each of the three years following the calendar year of the Grant. Grants of Options shall vest no sooner than the first business day of the year following the calendar year of the Grant. The Committee may, in its discretion, determine such other vesting schedule as it deems appropriate, except that any such other vesting schedule must fulfill at least the applicable minimum requirements set forth in the prior two sentences. The Committee may provide for complete or partial exceptions to these requirements as it deems appropriate in the case of a Participant whose service with the Company ends for reason of Retirement, Death, or Disability, or in the case of a Grant to a Non-Employee Trustee or a newly-hired Employee, or upon a Change of Control of NU.

ARTICLE X

OPERATING RULES

1. Withholding of Taxes. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company shall have the right to deduct from all Grants paid in cash, or from other wages paid to the Grantee, any federal, state or local taxes required by law to be withheld with respect to such Grants. In the case of Options and other Grants paid in Company Stock, the Company may require the Grantee or other person receiving such shares to pay to the Company the amount of any such taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants. If the Committee so permits, a Grantee may elect to satisfy the Company’s income tax withholding obligation with respect to an Option, SAR, Restricted Stock, Restricted Share Units or Performance Units that are paid in Company Stock, by having shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee.

2. Transferability of Grants.

(a) Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder). When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

3. Requirements for Issuance or Transfer of Shares. No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

4. Funding of the Plan. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

5. Rights of Participants. Nothing in this Plan shall entitle any Employee or Non-Employee Trustee or other person to any claim or right to be granted a Grant under this Plan except as provided in Article V. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights, nor shall they interfere in any way with the right of the Company, a subsidiary or an affiliate to terminate the employment of any Employee at any time.

6. No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

7. Headings. Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

8. Effective Date of the Plan. Subject to approval by NU’s shareholders, the Plan as amended and restated, is effective on May 9, 2007.

9. Definition of Company. “Company” means NU and any Affiliate which is authorized by the Board to adopt the Plan and cover its eligible employees and whose designation as such has become effective upon acceptance of such status by the board of directors of the Affiliate. An Affiliate may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan, including the authority of the Board and the Committee, and amendments thereto shall apply to the eligible employees of the Affiliate. In the event the designation is revoked by the board of directors of an Affiliate, the Plan shall be deemed terminated only with respect to such Affiliate. For the purposes hereof, “Affiliate” means each direct and indirect affiliated company that directly or through one or more intermediaries, controls, is controlled by, or is under common control with NU.

ARTICLE XI

CHANGE OF CONTROL OF NU

1. Change of Control of NU.

As used herein, a “Change of Control” shall be deemed to have occurred:

(i) When any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, its affiliates, or any Company or NU employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NU representing more than 20% of the combined voting power of either (i) the then outstanding common shares of NU (the “Outstanding Common Shares”) or (ii) the then outstanding voting securities of NU entitled to vote generally in the election of directors (the “Voting Securities”); or

(ii) Individuals who, as of the beginning of any twenty-four month period, constitute the Trustees (the “Incumbent Trustees”) cease for any reason to constitute at least a majority of the Trustees or cease to be able to exercise the powers of the majority of the Trustees, provided that any individual becoming a trustee subsequent to the beginning of such period whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Trustees shall be considered as though such individual were a member of the Incumbent Trustees, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Trustees of NU (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) Consummation by NU of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Shares and Voting Securities immediately prior to such Business Combination do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Shares and Voting Securities, as the case may be; or

(iv) Consummation of a complete liquidation or dissolution of NU or sale or other disposition of all or substantially all of the assets of NU other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the

Outstanding Common Shares and Voting Securities, as the case may be, immediately prior to such sale or disposition.

2. Consequences of a Change of Control.

(a) Notice. Upon a Change of Control, the Company shall provide each Grantee with outstanding Grants written notice of such Change of Control.

(b) Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised and all outstanding restricted shares, restricted share units and Performance Units that are denominated in shares of Company Stock shall be assumed by, or replaced with comparable options, rights or entitlements by, the surviving corporation.

(c) Other Alternatives. Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change of Control, the Committee may take any of the following actions: the Committee may (i) require that Grantees surrender their outstanding Options, SARs, restricted shares, restricted share units and Performance Units that are denominated in shares of Company Stock in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the restricted shares, restricted share units or Performance Units (based on the then Fair Market Value of shares of Company Stock), or with respect to unexercised Options or SARs, in the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee's unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, or (ii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

(d) Committee. The Committee making the determinations under this Article XI, Section 2(d) following a Change of Control must comprise the same members as those on the Committee immediately before the Change of Control. If the Committee members do not meet this requirement, the automatic provisions of Subsections (a) and (b) shall apply, and the Committee shall not have discretion to vary them.

(e) Limitations. Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described in the Plan (including without limitation actions described in Subsection (c) above) that would make the Change of Control ineligible for pooling of interests accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

ARTICLE XII

AMENDMENT AND TERMINATION

1. Amendment and Termination of the Plan.

(a) Amendment. The Board or the Committee may amend or terminate the Plan at any time; provided, however, that neither the Board nor the Committee shall amend the Plan without shareholder approval if such approval is required by Sections 162(m) or 422 of the Code.

(b) Termination of the Plan. The Plan shall terminate on the day preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or the Committee, or is extended by the Board or the Committee with the approval of the shareholders.

(c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents, unless the Committee acts under Article XI, Section 2(c), or unless the amendment or termination is required under statute, regulation, other law, or rule of a governing or administrative body having the effect of a statute or regulation. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

(d) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

ARTICLE XIII

MISCELLANEOUS

1. Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

2. Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants under the Plan comply with the applicable provisions of sections 162(m) and 422 of the Code, and any other applicable law or regulation having the effect of law. To the extent that any legal requirement of section 16 of the Exchange Act or section 162(m) or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 162(m) or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

3. Deferred Compensation. Any deferrals made under the Plan, including awards granted under the Plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Internal Revenue Code to avoid adverse tax consequences to participating employees. These requirements include limitations on election timing, acceleration of payments, and distributions. The Company intends to structure any deferrals and awards under the Plan to meet the applicable tax law requirements.

4. Payment of Awards. The Committee, either at the time of Grant or by subsequent amendment, may require or permit deferral of the payment of Awards or Grants under such rules and procedures as it may establish.

5. Clawback. Upon written demand of the Company, an Employee will reimburse or forfeit all or a portion of any Award or Grant paid to the Employee under the Plan where: (i) payment of the Award or Grant was predicated on the achievement of certain financial results that were subsequently the subject of a substantial restatement of the financial statements of the Company, (ii) in the judgment of the Board the Employee engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement, and (iii) a lower payment would have been made to the Employee based on the restated financial results. In the event the Employee fails to make prompt reimbursement of any such Award or Grant previously paid or delivered, the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from the Grantee’s compensation otherwise due from the Company; provided, however, that the Company will not seek to recover upon Awards or Grants paid more than three years prior to the date the applicable restatement is disclosed.

6. Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Connecticut.

7. Disclaimer of Liability. The Declaration of Trust of NU provides that no shareholder of NU shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the Board or by any officer, agent or representative elected or appointed by the Board, and no such contract, obligation or undertaking shall be enforceable against the Board or any of them in their or his or her individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the Board as such, and every person or entity, having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

ARTICLE XIV

DEFINITIONS

When used herein, each of the following terms shall have the corresponding meaning set forth below unless a different meaning is plainly required by the context in which a term is used:

14.1 “Award” is an annual incentive award made to an Employee as provided in Article III.

14.2 “Cause” is described in Article IV(3)(e)(ii)(A).

14.3 “Change of Control” is described in Article XI(1).

14.4 “Code” is the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

14.5 “Committee” is described in Article II(1).

14.6 “Company Stock” or “Stock” is Northeast Utilities common shares, as described in Article IX(1)(a).

14.7 “Company” or “NU” is described in Article X.

14.8 “Disability” is described in Article IV(3)(e)(ii)(B).

14.9 “Exchange Act” is the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

14.10 “Exercise Price” is described in Article IV(3)(b)(ii).

14.11 “Fair Market Value” is, as of any given date, the value of Company Stock, as provided in Article IV(3)(b)(iii), or as otherwise determined by the Committee.

14.12 “Grant” is described in Article IV(1).

14.13 “Grantee” is the individual to whom a Grant is made, as provided in Article IV, Section 2(b).

14.14 “Grant Instrument” is described in Article IV(1).

14.15 “Incentive Stock Option” is described in Article IV(3)(b).

14.16 “Nonqualified Stock Option” is described in Article IV(3)(b).

14.17 “Option” is an Incentive Stock Option or a Nonqualified Stock Option, as described in Article IV(3)(b).

14.18 “Participant” is any eligible individual to whom an Award or Grant is made.

14.19 “Performance Goals” means the objectives for the Company or any subsidiary or affiliate or any unit thereof or any individual that may be established by the Committee for a Performance Period with respect to any performance-based Awards or Grants contingently awarded under the Plan. The Performance Goals for Awards or Grants that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) (or any amended or successor provision) of the Code shall be based on one or more of the following criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization or operating earnings); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; credit rating; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; unit volume; productivity; delivery performance; service levels; safety record; stock price; return on equity; total shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, divestitures, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives, or other strategic business criteria consisting of one or more objectives based on satisfaction of specified revenue goals, geographic business expansion goals or cost targets.

With respect to awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) and to the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder, the Committee may, unless otherwise determined by the Committee at the time the Performance Goals are established, adjust the Performance Goals to exclude the effect of any of the following events that occur during a Performance Period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs that have been approved by the Board; reductions in force and early retirement incentives; and any extraordinary, unusual, infrequent or non-recurring items separately identified in the financial statements and/or notes thereto in accordance with generally accepted accounting principles. Notwithstanding the foregoing and with respect to awards that are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, the Committee may, in its discretion, adjust Performance Goals as it considers necessary or appropriate.

14.20 “Performance Period” is the period selected by the Committee during which the performance of the Company or any subsidiary, affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award or Grant subject to Performance Goals or time vesting has been earned.

14.21 “Performance Unit” is described in Article VIII(1)(a).

14.22 “Plan” is this Northeast Utilities Incentive Plan, as amended from time to time.

14.23 “Qualified Performance-Based Compensation” is described in Article VIII(1)(e).

14.24 “Restriction Period” is described in Article VI(1)(a) and (2)(a).

14.25 “Restricted Stock” is a Grant described in Article VI.

14.26 “Restricted Share Units” or “RSUs” is a Grant described in Article VI.

14.27 “Retired” is described in Article IV(3)(e)(ii)(D).

14.28 “Stock Appreciation Right” or “SAR” is a right granted pursuant to Article VII.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting is available through 7:00 AM EST the day prior to the annual meeting day.

Your Internet or Telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET		VOTE BY TELEPHONE		VOTE BY MAIL
https://www.proxypush.com/nu		1-866-362-6716

• Go to the website address listed above. • Have your proxy card ready. • Follow the instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage prepaid envelope provided.

If you vote your proxy by Internet or by telephone, please do NOT mail back your proxy card

ELECTRONIC DELIVERY FOR FUTURE ANNUAL MEETING MATERIALS NOW AVAILABLE
You can now receive your Annual Report and Proxy Statement electronically over the Internet instead of receiving those documents in print. Participation is completely voluntary. You may revoke your consent at any time.

To give your consent for electronic delivery in future years, please register on-line at www.proxyconsent.com/nu.

☐	ÚDETACH PROXY CARD HEREÚ

(Unless you vote by internet or phone, please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒
Votes must be indicated (x) in Black or Blue ink.

The Board of Trustees recommends a vote FOR proposals 1, 2 and 3.

1. Election of Trustees as provided in the Company’s Proxy Statement.				FOR	AGAINST	ABSTAIN

FOR All nominees listed ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	FOR ALL EXCEPT AS MARKED ☐	2. To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2007.	☐	☐	☐

To vote for all nominees, mark the “FOR” box. To withhold voting on all nominees, mark the “WITHHELD AUTHORITY” box. To withhold voting for a particular nominee(s), mark the “FOR ALL EXCEPT AS MARKED” box and strike a line through the name of the nominee(s) in the list provided.			3. To approve the adoption of the Northeast Utilities Incentive Plan, as amended and restated.	☐	☐	☐

Nominees:   01 Richard H. Booth, 02 Cotton Mather Cleveland,

                  03 Sanford Cloud, Jr., 04 James F. Cordes,

                  05 E. Gail de Planque, 06 John G. Graham,

                  07 Elizabeth T. Kennan, 08 Kenneth R. Leibler,

                  09 Robert E. Patricelli, 10 Charles W. Shivery, and

                  11 John F. Swope.

			To change your address, please mark this box.			☐

SCAN LINE

The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgment.

______________________ ______________________

Date Share Owner sign here Co-Owner sign here

IMPORTANT: Unless voting electronically or by telephone, this proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing as a fiduciary should so indicate. If shares are held by joint tenants or as community property, both must sign.

PROXY	NORTHEAST UTILITIES	PROXY

Proxy for Annual Meeting of Shareholders - May 8, 2007

The undersigned appoints CHARLES W. SHIVERY and ELIZABETH T. KENNAN, and each of them, proxies of the undersigned, with full power of substitution, to act for and to vote all common shares of Northeast Utilities that the undersigned would be entitled to cast if personally present at the 2007 Annual Meeting of Shareholders of Northeast Utilities to be held on May 8, 2007, and any postponement or adjournment thereof, upon the matters indicated below.

This proxy, when properly executed, will be voted as directed, or if no contrary direction is indicated, will be voted FOR Proposals 1, 2 and 3. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

(Continued and to be dated and signed on the reverse side.)

For registered holders only (not NUSCO 401K plan participants):

To include any comments, please mark this box and provide your comments below.	☐	NORTHEAST UTILITIES P.O. BOX 11236 NEW YORK, N.Y. 10203-0236